Exhibit 10.1

SERVICE CONTRACT

FOR THE

SUPPLY, PLACEMENT, REMOVAL AND THERMAL REACTIVATION

OF GRANULAR ACTIVATED CARBON

between

THE CITY OF PHOENIX, ARIZONA

and

CALGON CARBON CORPORATION

Dated as of

Page

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.	DEFINITIONS		3

SECTION 1.2.	INTERPRETATION		11

	(A)	References Hereto	11

	(B)	Gender and Plurality	11

	(C)	Persons	11

	(D)	Headings	11

	(E)	Entire Agreement	11

	(F)	Parole Evidence	12

	(G)	Causing Performance	12

	(H)	Party Bearing Cost of Performance	12

	(I)	Applicability, Stringency and Consistency of Performance Standards	12

	(J)	Counterparts	12

	(K)	Severability	12

	(L)	No Third-Party Rights	12

	(M)	Approvals	12

	(N)	Interpolation	13

	(O)	References to Including	13

	(P)	References to Days	13

	(Q)	Applicable Law	13

	(R)	References to Applicable Law	13

	(S)	Implied Contract Terms	13

	(T)	Defined Terms	13

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.1.	REPRESENTATIONS AND WARRANTIES OF THE CITY	14

(A)	Existence and Powers	14

(B)	Due Authorization	14

i

(continued)

ARTICLE III

TERM

SECTION 3.1.	EFFECTIVE DATE AND INITIAL TERM	17

SECTION 3.2.	RENEWAL AND EXTENSION OPTION	17

ARTICLE IV

THERMAL GAC REACTIVATION FACILITY

SECTION 4.1.	SITING, PERMITTING, FINANCING AND OWNERSHIP OF THERMAL GAC REACTIVATION FACILITY		18

	(A)	Thermal GAC Reactivation Facility Site	18

	(B)	Permitting	18

	(C)	Financing	18

	(D)	Ownership	19

	(E)	No City Payment Responsibility for Thermal GAC Reactivation Facility	19

(continued)

ARTICLE V

PERFORMANCE OF THE GAC SERVICES

SECTION 5.1.	RESPONSIBILITY FOR PERFORMANCE		26

	(A)	Reliance	26

	(B)	Responsibility for Employees, Agents and Subcontractors	26

(continued)

(continued)

			Page
SECTION 5.8.	SUBCONTRACTORS		35

	(A)	Use Restricted	35

	(B)	Limited City Review and Approval of Permitted Subcontractors	35

	(C)	Subcontract Terms and Subcontractor Actions	35

	(D)	Payments to Subcontractors	36

ARTICLE VI

PAYMENT FOR GAC SERVICES

SECTION 6.1.	UNIT PRICING		37

	(A)	Generally	37

	(B)	Unit Pricing for Interim GAC Services	37

	(C)	Unit Pricing for Local GAC Services	37

	(D)	Unit Pricing for Non-local GAC Services	37

	(E)	Fuel Surcharge Applicable to Non-local GAC Services	38

	(F)	Virgin GAC Required for City Operational GAC Losses	38

	(G)	Annual Adjustments to Unit Prices	38

SECTION 6.2.	BILLING AND PAYMENT		38

	(A)	Company Invoicing	38

	(B)	Payment	39

	(C)	Payment Deduction Offset	39

SECTION 6.3.	INVOICE AND PAYMENT DISPUTES		39

SECTION 6.4.	FUND APPROPRIATION CONTINGENCY		39

SECTION 6.5.	TAXES		40

ARTICLE VII

BREACH, DEFAULT, REMEDIES AND TERMINATION

SECTION 7.1.	REMEDIES FOR BREACH		41

	(A)	Generally	41

	(B)	Strict Performance	41

	(C)	Right to Assurance	41

v

(continued)

ARTICLE VIII

DISPUTE RESOLUTION

SECTION 8.1.	DISPUTE RESOLUTION PROCEDURES		48

	(A)	Generally	48

	(B)	Informal Negotiations	48

	(C)	Rights to Request and Decline Non-Binding Mediation	48

	(D)	Procedure	48

	(E)	Non-Binding Effect	48

	(F)	Relation to Judicial Legal Proceedings	49

	(G)	Continuation During Disputes	49

SECTION 8.2.	FORUM FOR LEGAL PROCEEDINGS		49

(continued)

Page

ARTICLE IX

INSURANCE, UNCONTROLLABLE CIRCUMSTANCES AND INDEMNIFICATION

SECTION 9.1.	INSURANCE		50

	(A)	Company Insurance	50

	(B)	Insurers, Deductibles and City Rights	50

	(C)	Maintenance Of Insurance Coverage	50

	(D)	Insurance Does Not Limit Liability	50

SECTION 9.2.	UNCONTROLLABLE CIRCUMSTANCES		50

	(A)	Extent of Relief Available to the Company	50

	(B)	Relief from Obligations	51

	(C)	Notice and Mitigation	51

	(D)	Conditions to Relief	52

	(E)	Acceptance of Relief Constitutes Release	52

SECTION 9.3.	INDEMNIFICATION		52

	(A)	General Indemnity	52

	(B)	Patent, Copyright and Trademark Indemnity	53

	(C)	Other Indemnities	53

ARTICLE X

MISCELLANEOUS

SECTION 10.1.	RELATIONSHIP OF THE PARTIES		54

SECTION 10.2.	ASSIGNMENT AND DELEGATION		54

SECTION 10.3.	BINDING EFFECT		54

SECTION 10.4.	CONTRACT ADMINISTRATION		55

	(A)	Administrative Communications	55

	(B)	Contract Administration Memoranda	55

	(C)	Procedures	55

	(D)	Effect	55

SECTION 10.5.	AMENDMENTS, CHANGES AND MODIFICATIONS		55

SECTION 10.6.	AUDIT; BOOKS AND RECORDS		56

	(A)	Audit	56

	(B)	Books and Records	56

	(C)	Overpayment	56

(continued)

APPENDICES

1.	Thermal GAC Reactivation Facility Site and Design and Construction Plan

2.	Thermal GAC Reactivation Facility Completion Schedule

3.	Performance Standards

4.	Information Concerning Water Treatment Facilities

5.	Employee Background Screening

6.	Water Treatment Facilities Access Controls

7.	Approved Subcontractors

8.	Price Adjustments

9.	Insurance Requirements

SERVICE CONTRACT

FOR THE

SUPPLY, PLACEMENT, REMOVAL AND THERMAL REACTIVATION

OF GRANULAR ACTIVATED CARBON

THIS SERVICE CONTRACT FOR THE SUPPLY, PLACEMENT, REMOVAL AND THERMAL REACTIVATION OF GRANULAR ACTIVATED CARBON, hereinafter referred to as the “Service Contract”, is made and dated as of                    , between the City of Phoenix, Arizona (the “City”) and Calgon Carbon Corporation, a corporation organized and operating under the laws of the State of Delaware, having its principal offices at 500 Calgon Carbon Drive, Pittsburgh, Pennsylvania 15205, and authorized to do business in the State of Arizona (the “Company”).

RECITALS

(1) The City has determined that it is in its best interests to contract with a private entity on a long-term basis to provide for the supply, placement, removal and thermal reactivation of granular activated carbon at certain of its water treatment facilities.

(2) The City has further determined that it is in its best interest to require the private entity service provider to design, build, finance, own and operate a potable water granular activated carbon thermal reactivation facility located in Maricopa County, Arizona in connection with the furnishing of such services in order to provide for a long-term local solution that offers economies of scale and reduces overall greenhouse gas emissions.

(3) The City issued a request for qualifications in June 2010, advertised both on the City of Phoenix website and in local publications, from private entities qualified to provide for the supply, placement, removal and thermal reactivation of granular activated carbon and to design, build, finance, own and operate a potable water granular activated carbon thermal reactivation facility located in Maricopa County, Arizona.

(4) Based on the evaluation of the statements of qualifications submitted in response to the request for qualifications, a selection panel made up of representatives of the City, as well as representatives from the City of Scottsdale, Arizona and the City of Glendale, Arizona, selected two firms, including the Company, to participate in an interview process in connection with the request for qualifications. These two firms were subsequently determined to be prequalified to participate in a request for proposals process by the selection panel in accordance with the prequalification criteria established by the request for qualifications.

(5) In April 2011, the City issued a request for proposals (RFP 11-0022) to the two prequalified firms to provide the services contemplated by this Service Contract.

(6) In May 2011, proposals were submitted from both prequalified firms and each was deemed responsive to the requirements of the RFP.

(7) Based on the evaluation factors and selection criteria set forth in the RFP and following the review and selection process identified in the RFP, the City determined that the Company’s proposal was the most advantageous to the City and that it would be in the City’s best interest to initiate negotiations with the Company.

(8) In June 2011, negotiations were initiated with the Company, which negotiations have concluded with the agreement of the parties hereto that this Service Contract will constitute the fully integrated and total agreement between the Company and the City with respect to the granular activated carbon thermal reactivation services to be provided by the Company.

(9) The City desires to receive, and the Company desires to provide the granular activated carbon thermal reactivation services under the terms of this Service Contract.

In consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article I – Definitions and Interpretation

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. DEFINITIONS. For the purposes of this Service Contract, the following words and terms shall have the respective meanings set forth in this Section.

“Additional GAC Price” has the meaning specified in subsection 6.1(F).

“Affiliate” means any person directly or indirectly controlling or controlled by another person, corporation or other entity or under direct or indirect common control with such person, corporation or other entity.

“Amendment” means a written amendment to this Service Contract pursuant to Section 10.5.

“Appendix” means any of the Appendices and, as applicable, any attachments thereto, that are appended to this Service Contract and identified as such in the Table of Contents.

“Applicable Law” means (1) any federal, State or local law, code, regulation, consent order or agreement; (2) any formally adopted and generally applicable rule, requirement, determination, standard, policy, implementation schedule or order of any Governmental Body having appropriate jurisdiction; (3) any established interpretation of law or regulation utilized by an appropriate Governmental Body if such interpretation is documented by such Governmental Body and generally applicable; and (4) any Governmental Approval, in each case having the force of law and applicable from time to time to: (a) the siting, permitting, design, acquisition, construction, equipping, start-up, testing, operation, maintenance, repair, replacement or management of granular activated carbon thermal regeneration facilities; (b) the supply, placement, removal and thermal reactivation of granular activated carbon; (c) the transfer, handling, and transportation or disposal of granular activated carbon; and (d) any other matter or transaction contemplated hereby (including any of the foregoing pertaining to health, safety, fire, environmental protection and building codes).

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 U.S.C., as amended from time to time and any successor statute thereto. “Bankruptcy Code” shall also include any similar state law relating to bankruptcy, insolvency, the rights and remedies of creditors, the appointment of receivers or the liquidation of companies and estates that are unable to pay their debts when due.

“Change in Law” means any of the following acts, events or circumstances to the extent that compliance with the change materially expands the scope, interferes with, delays or increases the cost of performing the GAC Services:

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article I – Definitions and Interpretation

(1) except as provided below with respect to the exclusions from the definition of “Change in Law”, the adoption, amendment, promulgation, issuance, modification, repeal or written change in any Applicable Law, or the administrative or judicial interpretation thereof, on or after the Contract Date, unless such Applicable Law was on or prior to the Contract Date duly adopted, promulgated, issued or otherwise officially modified or changed in interpretation, in each case in final form, to become effective without any further action by any Governmental Body; or

(2) except as provided below with respect to the exclusions from the definition of “Change in Law”, the order or judgment of any Governmental Body issued on or after the Contract Date enforcing any Change in Law described in subsection (1) of this definition to the extent such order or judgment is not the result of intentional or negligent action, error or omission or lack of reasonable diligence of the Company.

It is specifically understood, however, that none of the following shall constitute a “Change in Law”:

(a) the denial of an application for, a delay in the review, issuance or renewal of, or the suspension, termination, or interruption of any Governmental Approval, or the imposition of a term, condition or requirement in connection with the issuance, renewal or failure of issuance or renewal of any Governmental Approval, to the extent any such occurrence is consistent with Applicable Law as of the Contract Date;

(b) any Change in Law relating to Taxes associated with the Thermal GAC Reactivation Facility, the income of the Company or otherwise not directly related to the performance of the GAC Services;

(c) a change in the nature or severity of the actions typically taken by a Governmental Body to enforce compliance with Applicable Law that was in effect as of the Contract Date;

(d) any increase in any fines or penalties provided for under Applicable Law in effect as of the Contract Date; or

(e) any act, event or circumstance that would otherwise constitute a Change in Law but that does not change the requirements imposed on the Company by the Performance Standards in effect as of the Contract Date.

“City” means the City of Phoenix, Arizona.

“City Fault” means any breach (including the untruth or breach at the time made of any City representation or warranty herein set forth), failure, non-performance or non-compliance by the City under this Service Contract with respect to its obligations and responsibilities under this Service Contract to the extent not directly attributable to any Uncontrollable Circumstance and which materially and adversely affects the Company’s rights, obligations or ability or costs to perform under this Service Contract.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article I – Definitions and Interpretation

“City Indemnitee” has the meaning set forth in Section 9.3.

“City Operational GAC Loss” means (a) GAC loss occurring between the completion of any GAC Filter Exchange and the commencement of any subsequent GAC Filter Exchange; (b) degradation of the GAC during operation of the filter, such as caused by build up of calcium carbonate or other minerals on the carbon which impact the ability of the GAC to be reactivated such that yield losses are higher than the 5% to 10% “normal” and require the supply of additional Virgin GAC; or (c) higher than the 5% to 10% “normal” Virgin GAC make-up rates incurred due to the lower than normal yield rates resulting from the use by the City of Virgin GAC supplied by another vendor.

“City Representative” has the meaning specified in subsection 5.6(C).

“Commitment of Volume” has the meaning specified in subsection 5.5(A).

“Company” means Calgon Carbon Corporation, a corporation organized and operating under the laws of the State of Delaware, having its principal offices at 500 Calgon Carbon Drive, Pittsburgh, Pennsylvania 15205, and authorized to do business in the State of Arizona.

“Company Event of Default” means those items specified in Section 7.2.

“Company Fault” means any breach (including the untruth or breach of any representation or warranty herein set forth), failure, non-performance or non-compliance by the Company with respect to its obligations and responsibilities under this Service Contract, to the extent not directly attributable to any Uncontrollable Circumstance, and which materially and adversely affects the City’s rights, obligations or ability or costs to perform under this Service Contract.

“Contract Administration Memorandum” has the meaning specified in Section 10.4.

“Contract Date” means the date this Service Contract is fully executed and delivered by the parties hereto.

“Contract Year” means the City’s fiscal year commencing on July 1 in any year and ending on June 30 of the following calendar year; provided, however, that the first Contract Year shall commence on the Contract Date and shall end on the following June 30, and the last Contract Year shall commence on July 1 prior to the date this Service Contract expires or is terminated, whichever is appropriate, and shall end on the date of termination. Any computation made on the basis of a Contract Year shall be adjusted on a pro rata basis to take into account any Contract Year of less than 365 or 366 days, whichever is applicable.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article I – Definitions and Interpretation

“Demand Forecast” has the meaning specified in subsection 5.4(D).

“Department Director” means the City’s Water Services Department Director, the contracting authority for the City for purposes of this Service Contract, authorized to sign this Service Contract and Amendments on behalf of the City.

“Design and Construction Plan” has the meaning specified in subsection 4.2(A).

“Extension Period” has the meaning specified in subsection 4.3(E).

“Facility Completion” means the completion by the Company of the site acquisition, financing, permitting, design, construction, commissioning and testing of the Thermal GAC Reactivation Facility in accordance with the requirements set forth in Section 4.3.

“Facility Completion Date” means the date on which Facility Completion has occurred and the Company is ready to commence Local GAC Services.

“Fees and Costs” means reasonable fees and expenses of employees, attorneys, architects, engineers, expert witnesses, contractors, consultants and other persons, and costs of transcripts, printing of briefs and records on appeal, copying and other reimbursed expenses, and expenses reasonably incurred in connection with investigating, preparing for, defending or otherwise appropriately responding to any Legal Proceeding.

“GAC” means granular activated carbon.

“GAC Filter Exchange” means the performance of all GAC Services necessary to provide for the thermal reactivation of the GAC of a single GAC filter at the Water Treatment Facilities.

“GAC Services” means everything required to be furnished and done for and relating to the supply, transportation, placement, removal and thermal reactivation of GAC by the Company for the City pursuant to this Service Contract, including the Interim GAC Services and the Local GAC Services.

“Governmental Approvals” means all orders of approval, permits, licenses, authorizations, consents, certifications, exemptions, rulings, entitlements and approvals issued by a Governmental Body of whatever kind and however described which are required under Applicable Law to be obtained or maintained by any person with respect to the Thermal GAC Reactivation Facility or the performance of the GAC Services.

“Governmental Body” means any federal, State, regional or local legislative, executive, judicial or other governmental board, agency, authority, commission, administration, court or other body, or any official thereof having jurisdiction.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article I – Definitions and Interpretation

“Initial Term” has the meaning set forth in Section 3.1.

“Interim GAC Services” means the GAC Services to be provided under this Service Contract by the Company prior to the Scheduled Facility Completion Date, as more particularly defined in subsection 4.2(D).

“Interim Service Price” has the meaning specified in subsection 6.1(B).

“Lake Pleasant WTP” means the City’s water treatment plant, which is located at 37000 North New River Road, Phoenix, Arizona and is excluded from the definition of Water Treatment Facilities hereunder.

“Legal Proceeding” means every action, suit, litigation, arbitration, administrative proceeding, and other legal or equitable proceeding having a material bearing upon this Service Contract or the performances of the parties hereunder, and all appeals therefrom.

“Local GAC Services” means the GAC Services to be provided under this Service Contract by the Company commencing on the earlier to occur of the Facility Completion Date or the Scheduled Facility Completion Date and for the remainder of the Term.

“Local Service Price” has the meaning specified in subsection 6.1(C).

“Long Term Planning Forecast” has the meaning specified in subsection 5.5(C).

“Loss-and-Expense” means, and is limited to, any and all actual loss, liability, forfeiture, obligation, damage, fine, penalty, judgment, deposit, charge, tax, cost or expense relating to third-party claims for which the Company is obligated to indemnify the City Indemnitees hereunder, including all Fees and Costs.

“Mediator” means any person serving as a third-party mediator of disputes hereunder pursuant to Section 8.1.

“Non-Binding Mediation” means the voluntary system of dispute resolution through third-party mediation established by Section 8.1 for the resolution of any dispute arising under this Service Contract.

“Non-Local Fuel Surcharge” has the meaning specified in subsection 6.1(E).

“Non-Local Service Price” has the meaning specified in subsection 6.1(D).

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article I – Definitions and Interpretation

“NSF” means the NSF Water Division of NSF International, an independent, not-for-profit organization that provides standards development, product certification, auditing, education and risk management for public health and the environment, including any successor division or organization.

“Performance Standards” means the requirements and standards for the performance of the GAC Services by the Company, which are set forth in Appendix 3.

“Prime Rate” means the prime rate as published in The Wall Street Journal Western Edition, or a mutually agreeable alternative source of the prime rate for the United States if it is no longer published in The Wall Street Journal Western Edition or the method of computation thereof is substantially modified.

“Renewal Term” has the meaning specified in Section 3.1.

“Required Insurance” has the meaning specified in Section 9.1.

“RFP” means the Request for Proposals for Granular Activated Carbon Reactivation Services, RFP 11-0022, issued by the City in April 2011.

“Scheduled Facility Completion Date” means the date that is 480 days following the Contract Date, as such date may be adjusted due to the occurrence of Uncontrollable Circumstances.

“Senior Corporate Representative” has the meaning specified in subsection 5.6(B).

“Service Contract” means this Service Contract for the Supply, Placement, Removal and Reactivation of Thermal Granular Activated Carbon between the City and the Company, including the Appendices, as the same may be amended or modified from time to time in accordance herewith.

“Service Manager” has the meaning specified in subsection 5.6(A).

“State” means the State of Arizona.

“Subcontract” means any contract entered into by the Company or a Subcontractor of the Company of any tier, with one or more persons in connection with the carrying out of the Company’s obligations under this Service Contract, whether for the furnishing of labor, materials, equipment, supplies, services (including professional design services) or otherwise, excluding contracts related to the construction and commissioning of the GAC Thermal Reactivation Facility.

“Subcontractor” means any person, other than the Company, that enters into a Subcontract, excluding any person entering into a Subcontract related to the construction and commissioning of the GAC Thermal Reactivation Facility.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article I – Definitions and Interpretation

“Tax” means any tax, fee, levy, duty, impost, charge, surcharge, assessment or withholding, or any payment-in-lieu thereof, and any related interest, penalty or addition to tax.

“Term” means the Initial Term and any Renewal Term.

“Thermal GAC Reactivation Facility” means the potable water thermal GAC reactivation facility to be designed, constructed, financed, owned, operated and maintained by the Company in Maricopa County, Arizona in order to perform the Local GAC Services in accordance with this Service Contract, including any expansions or capital modification made thereto.

“Thermal GAC Reactivation Facility Site” means the parcel of real property identified in Appendix 1 on which the Thermal GAC Reactivation Facility is to be constructed, operated and maintained by the Company.

“Uncommitted Capacity” has the meaning specified in subsection 4.5(B).

“Uncontrollable Circumstance” means any act, event or condition that (1) is beyond the reasonable control of the party relying on it as a justification for not performing an obligation or complying with any condition required of the party under this Service Contract, and (2) materially expands the scope, interferes with, delays or increases the cost of performing the party’s obligations under this Service Contract, to the extent that such act, event or condition is not the result of the willful or negligent act, error or omission, failure to exercise reasonable diligence, or breach of this Service Contract on the part of the party claiming the occurrence of an Uncontrollable Circumstance.

(a) Inclusions. Subject to the foregoing, Uncontrollable Circumstances may include the following:

(i) a Change in Law, except as otherwise provided in the definition thereof;

(ii) naturally occurring events, such as unusually severe and abnormal climactic conditions, landslides, underground movement, earthquakes, fires, tornadoes, hurricanes, floods, lightning, epidemics and other acts of God;

(iii) explosion, sabotage or similar occurrence, acts of a declared public enemy, terrorism, extortion, war, blockade or insurrection, riot or civil disturbance;

(iv) labor disputes, strikes, slowdowns, stoppages, boycotts or disruption (1) affecting a specific trade on a national or regional level, or (2) involving City employees at the Water Treatment Facilities, each to the extent not caused by the improper acts or omissions of the Company or any Subcontractor;

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article I – Definitions and Interpretation

(v) the failure of any Subcontractor (other than the Company or any Affiliate), to furnish services, materials, chemicals or equipment on the dates agreed to, but only if such failure is the result of an event which would constitute an Uncontrollable Circumstance if it affected the Company directly, and the Company is not able to timely obtain substitutes after exercising all reasonable efforts;

(vi) with respect to the Company, any City Fault;

(vii) with respect to the City, any Company Fault; or

(viii) any other act, event or circumstance specifically identified as providing a basis for Uncontrollable Circumstance relief hereunder.

(b) Exclusions. It is specifically understood that, without limitation, none of the following acts, events or circumstances shall constitute Uncontrollable Circumstances:

(i) any act, event or circumstance that would not have occurred if the affected party had complied with its obligations hereunder;

(ii) changes in interest rates, inflation rates, wage rates, insurance costs, commodity prices, currency values, labor availability, exchange rates or other economic conditions;

(iii) any failure, inability or delay by the Company for any reason to provide for the financing of the Thermal GAC Reactivation Facility in accordance with the terms and conditions of this Service Contract;

(iv) changes in the financial condition of the City, the Company, or their Affiliates or Subcontractors affecting the ability to perform their respective obligations;

(v) the consequences of error, neglect or omissions by the Company, any Subcontractor, any of their Affiliates or any other person in connection with the performance of the Company’s obligations under this Service Contract;

(vi) strikes, labor disputes, work slowdowns, work stoppages, boycotts or other similar labor disruptions, unless such strikes, disputes, slowdowns, stoppages, boycotts or disruptions (1) affect a specific trade on a national or regional level, or (2) involve City employees at the Water Treatment Facilities, each to the extent not caused by the improper acts or omissions of the Company or any Subcontractor;

(vii) weather conditions that do not constitute unusually severe and abnormal climactic conditions;

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article I – Definitions and Interpretation

(viii) mechanical failure of any equipment of the Company to the extent not resulting from a condition that is listed in the “Inclusions” section of this definition; or

(ix) failure of the Company to secure patents, copyrights or any other intellectual property right which it deems necessary for the performance of its obligations under this Service Contract.

“Virgin GAC” means newly produced GAC meeting the quality, size, manufacturing and other requirements specified in Appendix 3.

“Volume Forecast” has the meaning specified in subsection 5.5(B).

“Water Treatment Facilities” means the City’s water treatment plants and related assets and facilities, as specifically identified in Appendix 4. The City’s Lake Pleasant WTP is specifically excluded from this definition.

“WTP” means water treatment plant.

SECTION 1.2. INTERPRETATION. In this Service Contract, unless the context otherwise requires:

(A) References Hereto. The terms “hereby”, “hereof”, “herein”, “hereunder” and any similar terms refer to this Service Contract, and the term “hereafter” means after the date of execution and delivery of this Service Contract.

(B) Gender and Plurality. Words of the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular number mean and include the plural number and vice versa.

(C) Persons. Words importing persons include firms, companies, associations, general partnerships, limited partnerships, trusts, business trusts, corporations and other legal entities, including public bodies, as well as individuals.

(D) Headings. The table of contents and any headings preceding the text of the Articles, Sections and subsections of this Service Contract shall be solely for convenience of reference and shall not constitute a part of this Service Contract, nor shall they affect its meaning, construction or effect.

(E) Entire Agreement. This Service Contract constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein. Without limiting the generality of the foregoing, this Service Contract shall completely and fully supersede all other understandings and agreements among the parties with respect to such transactions, including those contained in the RFP, the proposal of the Company submitted in response thereto, and any amendments or supplements to any of the foregoing.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article I – Definitions and Interpretation

(F) Parole Evidence. This Service Contract is intended as a complete and exclusive statement of the terms of this Service Contract. No course of prior dealings between the parties and no usage in the trade shall be relevant to supplement or explain any term used in this Service Contract. Acceptance or acquiescence in a course of performance rendered under this Service Contract shall not be relevant to determine the meaning of this Service Contract even though the accepting or acquiescing party has knowledge of the nature of the performance and opportunity to object.

(G) Causing Performance. A party shall itself perform, or shall cause to be performed, subject to any limitations specifically imposed hereby with respect to Subcontractors or otherwise, the obligations affirmatively undertaken by such party under this Service Contract.

(H) Party Bearing Cost of Performance. All obligations undertaken by each party hereto shall be performed at the cost of the party undertaking the obligation or responsibility, unless the other party has explicitly agreed herein to bear all or a portion of the cost either directly or by reimbursement to the other party.

(I) Applicability, Stringency and Consistency of Performance Standards. The Company shall be obligated to comply only with those Performance Standards which are applicable in any particular case. Where more than one Performance Standard applies to any particular performance obligation of the Company hereunder, each such applicable Performance Standard shall be complied with. In the event there are different levels of stringency among such applicable Performance Standards, the most stringent of the applicable Performance Standards shall govern. In the event of any inconsistency among the Performance Standards, the City’s determination as to the applicable standard shall be binding.

(J) Counterparts. This Service Contract may be executed in any number of original counterparts. All such counterparts shall constitute but one and the same Service Contract.

(K) Severability. If any clause, provision, subsection, Section or Article of this Service Contract shall be ruled invalid by any court of competent jurisdiction, the invalidity of any such clause, provision, subsection, Section or Article shall not affect any of the remaining provisions hereof, and this Service Contract shall be construed and enforced as if such invalid portion did not exist.

(L) No Third-Party Rights. This Service Contract is exclusively for the benefit of the City and the Company and shall not provide any third parties (with the sole exception of the rights of any third-party City Indemnitee to the extent provided in Section 9.3) with any remedy, claim, liability, reimbursement, cause of action or other rights.

(M) Approvals. Except as otherwise specifically provided in this Service Contract, all approvals, consents and acceptances required to be given or made by any party hereto shall be at the sole discretion of the party whose approval, consent or acceptance is required.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article I – Definitions and Interpretation

(N) Interpolation. If any calculation hereunder is to be made by reference to a chart, index or table of values, and the reference calculation falls between two stated values, the calculation shall be made on the basis of linear interpolation.

(O) References to Including. All references to “including” herein shall be interpreted as meaning “including without limitation”.

(P) References to Days. Unless otherwise specified as “business days”, all references to days herein are references to calendar days. References to “business days” herein shall include Monday through Friday, excluding City holidays.

(Q) Applicable Law. This Service Contract shall be governed by and construed in accordance with the applicable laws of the State of Arizona.

(R) References to Applicable Law. All references to Applicable Law herein shall be construed as including all Applicable Law provisions consolidating, amending or replacing the Applicable Law referred to. To the extent any such Applicable Law is amended or replaced over the course of performance of this Service Contract, the Company shall have the right to assert a claim for Change in Law relief as and to the extent provided in this Service Contract.

(S) Implied Contract Terms. Each and every provision of law and any clause required by law to be in this Service Contract shall be read and enforced as though it were included herein, and if through mistake or otherwise any such provision is not inserted, or is not correctly inserted, then upon the application of either party this Service Contract shall forthwith be physically amended to make such insertion or correction.

(T) Defined Terms. The definitions set forth in Section 1.1 shall control in the event of any conflict with any definitions used in the recitals hereto.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article II – Representations and Warranties

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.1. REPRESENTATIONS AND WARRANTIES OF THE CITY. The City represents and warrants that:

(A) Existence and Powers. The City is a municipal corporation organized and existing under and by virtue of the Constitution and the laws of the State, with full legal right, power and authority to enter into and to perform its obligations under this Service Contract.

(B) Due Authorization. This Service Contract has been duly authorized, executed and delivered by all necessary action of the City.

SECTION 2.2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. In addition to any other representations and warranties made by the Company in this Service Contract, the Company represents and warrants that:

(A) Existence and Powers. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the authority to do business in the State and in any other state in which it conducts its activities, with the full legal right, power and authority to enter into and perform its obligations under this Service Contract.

(B) Due Authorization and Binding Obligation. This Service Contract has been duly authorized, executed and delivered by all necessary action of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights from time to time in effect and equitable principles of general application.

(C) No Conflict. To the best of its knowledge, neither the execution nor delivery by the Company of this Service Contract, nor the performance by the Company of its obligations in connection with the transactions contemplated hereby, or the fulfillment by the Company of the terms or conditions hereof: (a) conflicts with, violates or results in a breach of any constitution, law, governmental regulation, by-laws or certificates of incorporation applicable to the Company; or (b) conflicts with, violates or results in a breach of any order, judgment or decree, or any contract, agreement or instrument to which the Company or any of its Affiliates is a party or by which the Company or any of its Affiliates or any of its properties or assets are bound, or constitutes a default under any of the foregoing.

(D) No Approvals Required. No approval, authorization, order or consent of, or declaration, registration or filing with, any Governmental Body is required for the valid execution and delivery of this Service Contract by the Company except as such have been duly obtained or made.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article II – Representations and Warranties

(E) No Litigation Affecting the Company. Except as disclosed in writing to the City, to the best of its knowledge, there is no Legal Proceeding, at law or in equity, before or by any court or Governmental Body pending or, to the best of the Company’s knowledge, overtly threatened or publicly announced against the Company or any of its Affiliates, in which an unfavorable decision, ruling or finding could reasonably be expected to have a material and adverse effect on the execution and delivery of this Service Contract by the Company or the validity, legality or enforceability of this Service Contract against the Company, or any other agreement or instrument entered into by the Company in connection with the transactions contemplated hereby, or on the ability of the Company to perform its obligations hereunder or under any such other agreement or instrument.

(F) Company Ownership Interest in Thermal GAC Reactivation Facility Site. Prior to the execution of this Service Contract, the Company obtained the right to purchase the Thermal GAC Reactivation Facility Site in fee simple, subject only to such easements and exceptions to title as have been disclosed to the City in writing. The Company’s purchase option shall be exercised either on or before execution of this Service Contract.

(G) Company Financing of the Thermal GAC Reactivation Facility. The Company will provide for the financing of the Company’s purchase of the Thermal GAC Reactivation Facility Site and the design and construction of the Thermal GAC Reactivation Facility through its own financial resources or an existing Company line of credit. The Company represents that its board of directors has authorized such Company financing.

(H) Intellectual Property. The Company owns, or has express rights to use, all patents, copyrights and other intellectual property rights necessary for the performance of its obligations under this Service Contract without any known material conflict with the rights of others.

(I) Information Supplied by the Company. The information supplied and representations and warranties made by the Company in all submittals made to the City with respect to the Company (and to the best of its knowledge after due inquiry, all information supplied in such submittals with respect to any Subcontractor) are true, correct and complete in all material respects.

(J) No Gratuities. The Company has not directly or indirectly offered or given any gratuities (in the form of entertainment, gifts, or otherwise) to any City Indemnitee with a view toward securing this Service Contract or securing favorable treatment with respect to any determinations concerning the performance of this Service Contract.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article II – Representations and Warranties

(K) Claims and Demands. Except as disclosed in writing to the City, to the best of its knowledge, there are no claims or demands based in environmental, contract or tort law pending or threatened against the Company that would have a material and adverse effect on the ability of the Company to perform its obligations under this Service Contract.

(L) Compliance with Applicable Law Generally. The Company is in compliance in all material respects with Applicable Law pertaining to the Company’s business and services.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article III – Term

ARTICLE III

TERM

SECTION 3.1. EFFECTIVE DATE AND INITIAL TERM. This Service Contract shall become effective on the Contract Date, and shall continue in effect for ten years following the Contract Date (the “Initial Term”) or, if renewed as provided in Section 3.2, until the last day of any renewal term (the “Renewal Term”; the Initial Term and any Renewal Term being referred to herein as the “Term”), unless earlier terminated pursuant to the termination provisions of this Service Contract, in which event the Term shall be deemed to have ended as of the date of such termination. All rights, obligations and liabilities of the parties hereto shall commence on the Contract Date, subject to the terms and conditions hereof. At the end of the Term, all other obligations of the parties hereunder shall terminate, except as provided in Section 7.7.

SECTION 3.2. RENEWAL AND EXTENSION OPTION. This Service Contract may be renewed and extended for additional terms of five years (subject to convenience termination without cost to the City at any time during any Renewal Term upon 60 days’ written notice to the Company) at the election of the City in its sole discretion. Except as provided in this Section with respect to the City’s convenience termination rights during any Renewal Term, the terms and conditions governing the Renewal Term shall be the same terms and conditions governing the Initial Term. The Company shall give the City notice of the approaching expiration of the Initial Term or any Renewal Term, as applicable, no later than 180 days prior to such expiration. The City, not later than 120 days prior to the expiration of the Initial Term or any Renewal Term, as applicable, shall give the Company written notice of its intent whether or not to exercise its renewal option.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article IV – Thermal GAC Reactivation Facility

ARTICLE IV

THERMAL GAC REACTIVATION FACILITY

SECTION 4.1. SITING, PERMITTING, FINANCING AND OWNERSHIP OF THERMAL GAC REACTIVATION FACILITY.

(A) Thermal GAC Reactivation Facility Site. The Company shall exercise its right to purchase the Thermal GAC Reactivation Facility Site either on or before execution of this Service Contract. The Company represents and warrants that, prior to the Contract Date, the Company’s agents and representatives performed all necessary due diligence regarding the Thermal GAC Reactivation Facility Site, its physical condition relevant to the obligations of the Company pursuant to this Service Contract, including surface conditions, soil conditions, roads, utilities, and topographical conditions; that the Company is familiar with all local and other conditions which may be material to the Company’s performance of its obligations under this Service Contract (including transportation; seasons and climate; access, availability, disposal, handling and storage of materials and equipment; and availability and quality of labor and utilities); and has made all other site investigations that it deems necessary to make a determination as to the suitability of the Thermal GAC Reactivation Facility Site; and that, based on the foregoing, the Thermal GAC Reactivation Facility Site constitutes an acceptable and suitable site for the construction and operation of the Thermal GAC Reactivation Facility in accordance with this Service Contract.

(B) Permitting. The Company shall be fully responsible for obtaining and maintaining all Governmental Approvals required for the construction and continued operation of the Thermal GAC Reactivation Facility. Without limiting the generality of the foregoing, the Company shall prepare all filings, applications and reports and take all other action necessary to obtain and maintain, and shall obtain and maintain, all Governmental Approvals necessary to commence, continue and complete the work necessary to achieve Facility Completion and to provide the GAC Services in accordance with this Service Contract. The Company explicitly assumes the risk of obtaining and maintaining all such Governmental Approvals and all costs associated therewith, including the risk of delay, non-issuance or the imposition of any term or condition in connection therewith by any Governmental Body. The Company shall be afforded Uncontrollable Circumstance relief with respect to the assumption of such risks only in the event of a Change in Law.

(C) Financing. The Company shall be fully responsible for the financing of the Company’s purchase of the Thermal GAC Reactivation Facility Site and the design, construction and continued operations of the Thermal GAC Reactivation Facility, including all work necessary to achieve Facility Completion. The Company covenants that it will provide for such financing through its own resources or an existing Company line of credit and not through project financing. In no event shall any Company financing associated with the Thermal GAC Reactivation Facility

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article IV – Thermal GAC Reactivation Facility

create, grant or in any way establish any pledge, mortgage, lien, security interest or other encumbrance on this Service Contract, the Thermal GAC Reactivation Facility Site or the Thermal GAC Reactivation Facility; provided, however, that the Company may pledge the Thermal GAC Reactivation Facility as a component of the Company’s overall collateral for line of credit financing insofar as the financial institution providing the Company line of credit requires that all Company assets serve as collateral for the Company line of credit.

(D) Ownership. The Company shall be and shall remain the owner of the Thermal GAC Reactivation Facility Site and the Thermal GAC Reactivation Facility both during and after the Term of this Service Contract, subject to the provision of Section 10.2, regarding assignment, unless the City exercises its option to purchase the Thermal GAC Reactivation Facility and Thermal GAC Reactivation Facility Site upon a Company Event of Default pursuant to Sections 4.3(E), 7.2 A(1), 7.2 A(2) or 7.3. The City accepts no responsibility for the Company’s actions or omissions with respect to the ownership of the Thermal GAC Reactivation Facility Site or the ownership, design, construction or continuing operations and maintenance of the Thermal GAC Reactivation Facility.

(E) No City Payment Responsibility for Thermal GAC Reactivation Facility. The City shall have no payment responsibility to the Company or to any third party with respect to the Company’s purchase of the Thermal GAC Reactivation Facility Site or the design, construction, financing, permitting, operation or maintenance of the Thermal GAC Reactivation Facility. The Company acknowledges and agrees that the Company is solely responsible for all costs associated with such activities, including all costs necessary to achieve Facility Completion and notwithstanding any cost overruns the Company may incur. The Company shall finance and pay for all such costs without reimbursement from or other claim upon the City. The City’s sole payment responsibility to the Company under this Service Contract shall be to pay the Company for the performance of the GAC Services on a unit price basis in accordance with and subject to the terms and conditions set forth in Article VI hereof.

SECTION 4.2. DESIGN AND CONSTRUCTION OF THERMAL GAC REACTIVATION FACILITY.

(A) Generally. The Company shall design and construct the Thermal GAC Reactivation Facility on the Thermal GAC Reactivation Facility Site in accordance with the design and construction plan set forth in Appendix 1 (the “Design and Construction Plan”) and in compliance with all requirements of Applicable Law. The provisions of Section 5.8 shall be applicable to any Subcontractors performing design or construction services associated with Facility Completion.

(B) Reports to the City. Commencing with the first month following the Contract Date and continuing until the achievement of Facility Completion, the Company shall submit to the City a monthly progress schedule and report. Each such monthly progress schedule and report shall provide an updated critical path

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article IV – Thermal GAC Reactivation Facility

completion schedule and shall summarize the status of all work necessary to achieve Facility Completion, including the status of the Company’s efforts with respect to permitting, design, construction and testing of the Thermal GAC Reactivation Facility. The Company shall provide each such monthly progress schedule and report to the City no later than five days prior to each monthly meeting to be held between the parties pursuant to subsection 5.6(D). The Company agrees that the Company’s submission of the monthly progress schedule and report (or any revised progress schedule and report) is for the City’s information only and shall not limit or otherwise affect the Company’s obligations to achieve Facility Completion by the Scheduled Facility Completion Date. The City’s acceptance of the monthly progress schedule and report (or any revised progress schedule and report) shall not bind the City in any manner. In addition to such monthly progress schedule and reports, the Company shall provide to the City, promptly following the receipt thereof, copies of any notice of default, breach or non-compliance received under or in connection with any Governmental Approval pertaining to the Thermal GAC Reactivation Facility

(C) City Access and Review Rights. The City Representative may at any reasonable time and with reasonable advance notice conduct such on-site observations and inspections of the Thermal GAC Reactivation Facility Site and the Thermal GAC Reactivation Facility as the City deems necessary to ascertain the progress of the work necessary to achieve Facility Completion. During any such observation or inspection, the City Representative shall comply with all safety and other rules and regulations applicable to presence upon the Thermal GAC Reactivation Facility Site and shall in no material way interfere with the performance of any work being performed by the Company or any of its Subcontractors. In addition, the Company shall provide the City with reasonable advance notice of regulatory agency approvals, testing or inspections of the Thermal GAC Reactivation Facility, with the understanding that such testing during construction will happen frequently and at times on short notice, and the City Representative shall have the right to attend such regulatory agency testing and inspections.

(D) Performance of Interim GAC Services. Prior to the earlier to occur of the Facility Completion Date or the Scheduled Facility Completion Date, the Company shall meet the City’s GAC reactivation demand in accordance with Article V by providing for GAC thermal reactivation services at the Company GAC thermal reactivation facilities identified in Appendix 1 (the “Interim GAC Services”). The Company accepts the risk that the Company can perform the Interim GAC Services to meet the City’s reactivation demand in accordance with Article V while performing all work necessary to achieve Facility Completion pursuant to this Article. The Company shall maintain sufficient capacity at the Company GAC thermal reactivation facilities identified in Appendix 1 to perform the Interim GAC Services in order to meet the City’s demand for thermal GAC reactivation services at all times prior to Facility Completion.

SECTION 4.3. FACILITY COMPLETION.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article IV – Thermal GAC Reactivation Facility

(A) Schedule for Completion. The Company’s initial critical path completion schedule for the achievement of Facility Completion is set forth in Appendix 2. The Company shall update, maintain and revise such critical path completion schedule for the City’s review pursuant to subsection 4.2(B). In order to be entitled to an adjustment to the Scheduled Facility Completion Date or to the Extension Period, the Company must demonstrate the occurrence of an Uncontrollable Circumstance in accordance with Section 9.2 and the impact of such Uncontrollable Circumstance on the Company’s critical path completion schedule, as updated, maintained and revised by the Company in accordance with subsection 4.2(B). In no event shall the Company be entitled to any such adjustment for delays caused by Company Fault or otherwise not attributable to an Uncontrollable Circumstance impacting the Company’s critical path completion schedule.

(B) Conditions to Facility Completion. Facility Completion shall be deemed to have occurred when all of the following conditions have been satisfied:

(1) the Thermal GAC Reactivation Facility is operational and in compliance with the Design and Construction Plan;

(2) All applicable Governmental Approvals required under Applicable Law that are necessary for the continued routine operation of the Thermal GAC Reactivation Facility shall have been duly obtained and shall be in full force and effect;

(3) The Thermal GAC Reactivation Facility has achieved NSF certification; and

(4) The Company has submitted written certification to the City that all of the foregoing conditions have been satisfied and the City has approved the Company’s certification, which approval shall not be unreasonably withheld or delayed and shall be effective as of date of the Company’s certification.

(C) Facility Completion on or before the Scheduled Facility Completion Date. In the event that Facility Completion occurs on or prior to the Scheduled Facility Completion Date, the Company shall commence performing the Local GAC Services to meet the City’s GAC reactivation demands in accordance with Article V and the City shall pay the Company a price equal to the average of the Non-Local and Local Service Prices for the performance of all GAC Services provided during the period between actual Facility Completion and the Scheduled Facility Completion Date, subject to the terms and conditions of Article VI. Once the Scheduled Facility Completion Date is reached, the City shall pay the Company the Local Service Prices for the performance of all GAC Services, subject to the terms and conditions of Article VI.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article IV – Thermal GAC Reactivation Facility

(D) Facility Completion Subsequent to the Scheduled Facility Completion Date. In the event that Facility Completion does not occur by the Scheduled Facility Completion Date, the Company shall continue to perform the Interim GAC Services to meet the City’s GAC reactivation demand in accordance with Article V until such time as Facility Completion actually occurs or this Service Contract is terminated for a Company Event of Default; provided however, that the City shall pay the Company the Local Service Price rather than the Interim Service Price for the performance of all GAC Services provided following the Scheduled Facility Completion Date, subject to the terms and conditions of Article VI, notwithstanding the fact that Facility Completion has not actually occurred. The Company agrees that the payment of the Local Service Price by the City rather than the Interim Service Price under the circumstances described in this subsection is a remedy intended to place the City in the same economic position as it would have been in had the Company met its obligation to achieve Facility Completion by the Scheduled Facility Completion Date. The Company further agrees that such remedy is not a penalty and hereby expressly waives any right it may have to argue that such remedy is unenforceable as a penalty under Applicable Law. Nothing in this subsection shall limit any of the City’s rights in the event of a termination of this Service Contract for a Company Event of Default.

(E) Failure to Achieve Facility Completion during the Extension Period. Subject to relief in accordance with the terms and conditions of this Service Contract in the event of Uncontrollable Circumstances, if, as of the date which is 480 days following the Scheduled Facility Completion Date (the 480-day period following the Scheduled Facility Completion Date being referred to herein as the “Extension Period”), Facility Completion has not been achieved, a Company Event of Default shall be deemed to have occurred under subsection 7.2(A) notwithstanding any absence of notice, further cure opportunity or other procedural rights accorded the Company thereunder, and the City shall thereupon have the right to terminate this Service Contract upon written notice to the Company. Upon any such termination, the City shall have all of the rights provided in Article VII upon a termination of the Company for cause, including the City’s right to purchase the Thermal GAC Reactivation Facility and Thermal GAC Reactivation Facility Site pursuant to Sections 4.1(D), 7.2 A(2), and 7.3.

SECTION 4.4. THERMAL GAC REACTIVATION FACILITY OPERATIONS.

(A) Operations and Maintenance Generally. The Company shall be fully responsible for operating and maintaining the Thermal GAC Reactivation Facility for the full Term of this Service Contract in order to provide for the thermal reactivation of the City’s GAC at the Thermal GAC Reactivation Facility.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article IV – Thermal GAC Reactivation Facility

(B) Compliance with Applicable Law. The Company shall operate and maintain the Thermal GAC Reactivation Facility in accordance with all requirements of Applicable Law, including compliance with the terms and conditions of all Governmental Approvals required for the continued operations of the Thermal GAC Reactivation Facility. The Company shall report to the City, promptly upon obtaining knowledge thereof, all violations of the terms and conditions of any Governmental Approval or Applicable Law pertaining to the Thermal GAC Reactivation Facility and shall promptly correct any such violation and resume compliance with Applicable Law.

(C) NSF Certification. The Company shall maintain NSF certification of the Thermal GAC Reactivation Facility for the full Term of this Service Contract and, in operating and maintaining the Thermal GAC Reactivation Facility, shall adhere to all applicable quality control procedures and audit requirements established by NSF.

(D) City Access Rights. The City Representative, providing the Company with reasonable advance notice, shall have the right at any time during normal business hours to visit and inspect the Thermal GAC Reactivation Facility and observe the Company’s performance of the GAC Services. During any such observation or inspection, the City Representative shall comply with the Company’s reasonable operating and safety procedures and rules, and shall not interfere with the Company’s operations of the Thermal GAC Reactivation Facility. The parties agree that the City shall have immediate access to the Thermal GAC Reactivation Facility during normal business hours, and no Company rule or procedure shall impede, impair or delay such access.

SECTION 4.5. PRIORITY CUSTOMERS OF THERMAL GAC REACTIVATION FACILITY.

[A] Most Favored Customer Status: In the event that the Company charges any other customer of the Thermal GAC Reactivation Facility an amount less than the Local Service Price in effect at any given time for the performance of GAC thermal reactivation services, the Company shall provide the same pricing to the City. The City shall never pay more than any other Thermal GAC Reactivation Facility customer.

[B] Right of First Refusal: Both parties shall remain in communication on an on-going basis and shall review projections of all customer demand as part of the two-year Long Term Planning Forecast in order to aid both parties in decision making related to the disposition of uncommitted capacity. Should the Company identify an opportunity to sell uncommitted capacity of the Thermal GAC Reactivation Facility to a customer other than the City, the Company shall first provide the City with the opportunity to increase the volume and/or duration of its commitment. Prior to making a firm proposal to the other customer to reactivate its GAC, the Company shall meet with the City and review the Long Term Planning Forecast to determine whether or not the sale of the uncommitted capacity to another customer would potentially displace volume required by the City. If the City determines that the sale of the uncommitted capacity to another customer would not displace volume required by

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article IV – Thermal GAC Reactivation Facility

the City, the Company may proceed with the sale. If the City determines that the sale of uncommitted capacity would potentially displace volume required by the City, the City may choose to exercise its right of first refusal. Should the City exercise its right to increase the volume and/or duration of its commitment, the Company shall make alternative plans with the other customer that will ensure that the City’s volume commitment is protected (e.g. quote some or all of the other customer’s required volume based on use of Company reactivation facilities other than the local Thermal GAC Reactivation Facility if necessary). Should the City decline to exercise its option to increase its commitment, the Company shall be free to sell the uncommitted capacity to the other customer. The City shall have 3 business days in which to choose to exercise its right to increase its commitment, after which the Company shall have to the right to proceed with selling the uncommitted capacity to the other customer without restriction.

SECTION 4.6. THERMAL GAC REACTIVATION FACILITY EXPANSIONS.

(A) Expansions Generally. The parties recognize that it may be necessary or desirable from time to time to expand the capacity of the Thermal GAC Reactivation Facility. The Company shall bear the cost and expense of all expansions of the Thermal GAC Reactivation Facility and shall be solely responsible for the financing, permitting, design and construction of any expansion of the Thermal GAC Reactivation Facility. The financing of any expansion of the Thermal GAC Reactivation Facility shall be subject to the terms and conditions of subsection 4.1(C).

(B) Consultations with the City. The Company shall consult with the City prior to undertaking or committing to any expansion of the Thermal GAC Reactivation Facility. Such consultation shall include providing the City with the Company’s plan for the expansion, including the reasons for the expansion and the Company’s design, construction and operation plans associated with the expansion.

[C] Expansions Dictated by Increases in Demand. The City shall have the right to direct the Company to undertake expansions of the Thermal GAC Reactivation Facility to the extent deemed reasonably necessary by the City based on its best estimate available at the time and to its Long-Term Planning Forecast. Based on the best available information, which shall be reviewed jointly by both parties, the City and the Company shall mutually agree that the projected increased demand is expected and sustainable and that no other practicable, viable option exists to maintain the supply other than expansion of the plant. The Company shall give the City’s request for expansion serious consideration, in good faith, and shall agree to expansion if the City’s request would generally be deemed reasonable. A milestone schedule shall be jointly prepared by both parties for the provision of the expansion. The milestone schedule shall provide for intermediate points at which the expansion can be cancelled if demand projections change. The parties shall in good faith

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article IV – Thermal GAC Reactivation Facility

negotiate and execute an amendment to this Service Contract covering the Thermal GAC Reactivation Facility expansion and incorporating the milestone schedule. Should the parties be unable to negotiate a mutually agreeable amendment, the parties shall follow the Dispute Resolution Procedures provided in Article VIII. Once the amendment is signed by both parties, the Company shall complete the expansion based on the milestone schedule submitted by the Company, but no later than 420 days following receipt of notice by the City. The rights and responsibilities of the parties with respect to any expansion directed by the City pursuant to this subsection shall be contained within the amendment and shall be the same as the rights and responsibilities of the parties set forth in this Article with respect to Facility Completion, with the understanding that in the case of Expansions, the definition of Uncontrollable Circumstance shall also include unforeseen issues regarding the securing of permits related to the design and construction of the expansion.

The City acknowledges that expansions directed in later years of the contract may entail a requirement for the City to extend the term of the contract in order to ensure that the Company realizes an acceptable return on the additional investment. The exact nature of the contract term extension shall be negotiated and mutually agreed upon during the expansion determination process.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article V – Performance of the GAC Services

ARTICLE V

PERFORMANCE OF THE GAC SERVICES

SECTION 5.1. RESPONSIBILITY FOR PERFORMANCE.

(A) Reliance. The Company acknowledges and agrees that the City is entering into this Service Contract in reliance on the Company’s expertise with respect to the GAC Services, so that the City may continue to meet applicable regulatory requirements at its Water Treatment Facilities and to deliver safe, high quality drinking water to its residents.

(B) Responsibility for Employees, Agents and Subcontractors. All obligations of the Company under this Service Contract shall be performed by Company employees, agents or Subcontractors (subject to the limitations set forth in Section 5.8) who are qualified to perform the specific services and meet all licensing and certification requirements of Applicable Law. The Company shall be fully responsible, in accordance with the terms and conditions of this Service Contract, for all GAC Services performed by its employees, agents or Subcontractors. As regards subcontractors, this provision applies only subcontractors on City-owned sites, and not to the GAC Thermal Reactivation Facility.

SECTION 5.2. COMPANY OBLIGATIONS GENERALLY.

(A) Performance Standards. The Company shall furnish all labor, materials, equipment and incidentals required to provide the GAC Services, including the removal and replacement of GAC. The Company shall perform the GAC Services in accordance with the Performance Standards set forth in Appendix 3. As regards subcontractors, this provision applies only subcontractors on City-owned sites, and not to the GAC Thermal Reactivation Facility.

(B) Compliance with Applicable Law. The Company shall perform the GAC Services in accordance with all requirements of Applicable Law. Without limiting the generality of the foregoing, the Company shall ensure that all persons performing GAC Services, including all employees, agents and Subcontractors, comply with all registration, licensing and certification requirements imposed by any Governmental Body. The Company shall obtain and maintain all Governmental Approvals required for the performance of the GAC Services throughout the Term. The Company shall be entitled to Uncontrollable Circumstance relief associated with a Change in Law as and to the extent provided in Section 9.2. The Company agrees to permit City inspection of the Company’s business records, including personnel records, to verify compliance with the requirements of this subsection. As indicated in Section 10.1, the Company will perform services under this Service Contract as an independent contractor. Accordingly, the City accepts no responsibility for the Company’s actions or omissions. As regards subcontractors, this provision applies only subcontractors on City-owned sites, and not to the GAC Thermal Reactivation Facility.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article V – Performance of the GAC Services

(C) Affidavits and Chain of Custody. At the time of delivery of any GAC pursuant to this Service Contract, the Company shall provide an affidavit of compliance stating that the thermal activation services provided and the thermally activated GAC produced comply with all applicable Performance Standards, including all applicable provisions of ANSI/AWWA B605-07 Standard, NSF, and City requirements. The Company shall provide a “Chain of Custody” certification that documents that the handling procedure used assures that the GAC from each of the City’s Water Treatment Facilities has been separated from other GACs from the time of removal, through the thermal reactivation process, and during storage and transportation until it is received and placed at the Water Treatment Facility.

(D) Commencement of Work; Turn-Around Time. The Company shall not commence any GAC Filter Exchange until the Company receives a written demand notice from the City Representative pursuant to subsection 5.4(C). The Company shall commence each GAC Filter Exchange within seven days following receipt of such notice, or as otherwise agreed to by the City pursuant to subsection 5.4(C). Commencement of a GAC Filter Exchange shall be deemed to have occurred upon commencement of filter preparation in accordance with the Performance Standards set forth in Appendix 3. The total turn around time for each GAC Filter Exchange, from commencement until placement of thermally reactivated GAC and including all transit time, shall not exceed [30] days, except to the extent excused due to the occurrence of Uncontrollable Circumstances.

(E) GAC Reactivation Demand and Local Capacity. The Company agrees to handle all of the City’s GAC reactivation needs associated with the Water Treatment Facilities for the Term in accordance with the terms and conditions of this Service Contract. Prior to the actual Facility Completion Date and in accordance with the City’s Commitment of Volume, Demand Forecast, and Long Range Planning Forecast, the Company shall provide and perform the Interim GAC Services to handle the City’s GAC reactivation needs. Beginning on the actual Facility Completion Date, the Company shall provide and perform the Local GAC Services to handle the City’s GAC reactivation needs, subject to the terms and conditions of Section 5.5.

(F) Virgin GAC. As indicated in Appendix 3, makeup Virgin GAC shall be provided by the Company, at no additional cost to the City, to compensate for any loss of GAC that might have occurred during transportation, handling (including removal and installation), and thermal reactivation of the spent GAC, or as otherwise necessary to meet the Performance Standards for GAC set forth in Appendix 3. In addition, GAC that has become contaminated by the Company before, during, or after being placed in the basin shall be removed and replaced with Virgin GAC at no additional cost to the City and in a manner satisfactory to the City. The Company shall also provide Virgin GAC to make up for any other operational GAC loss occurring between the completion of any GAC Filter Exchange and the commencement of any

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article V – Performance of the GAC Services

subsequent GAC Filter Exchange (a “City Operational GAC Loss”) or for any other reason at the direction of the City; provided, however, that the Company shall be compensated for Virgin GAC required to make up for such City Operational GAC Losses or as otherwise directed by the City as provided in subsection 6.1(F). The Company acknowledges and agrees that the City has no exclusivity requirements pursuant to this Service Contract with respect to the purchase of Virgin GAC and may purchase Virgin GAC from the Company pursuant to this Service Contract or from any other source. The City acknowledges that Virgin GAC that is materially outside the agreement specifications and purchased from other sources may prove to be less durable under typical thermal reactivation conditions than Virgin GAC manufactured by the Company, and that use of Virgin GAC from other sources may result in higher thermal reactivation losses, requiring the Company to supply more Virgin GAC to make-up for these losses. Such losses, as validated by the Company and agreed upon by the City, shall be considered City Operational GAC Losses, and the City shall compensate the Company for any such additional Virgin GAC required to be supplied.

(G) Warranties; Responsibility for Correction. The Company expressly warrants that all goods or services furnished under this Service Contract shall conform to the Performance Standards and the requirements of Applicable Law. It is agreed that the Company shall be fully responsible for making any correction, replacement, or modification necessary for compliance with the Performance Standards or Applicable Law. The Company shall be required to make corrections, replacements or modifications to work completed prior to any Change in Law, subject to Uncontrollable Circumstance relief as and to the extent provided in Section 9.2.

(H) Liens. The Company shall hold the City harmless from claimants supplying labor or materials to the Company or its Subcontractors in the performance of the work required under this Service Contract.

(I) Spills. The Company shall be responsible for the cleanup of any spills during placement or removal of media in the basins that are caused by the Company’s equipment, off-loading technique or failure to comply with the Performance Standards, including all cost associated therewith. In addition, the Company shall provide technical support for spills of materials supplied by the Company, including a 24-hour emergency phone number. The Company shall be fully responsible for any spill occurring during transport or during the reactivation process.

(J) Title and Risk of Loss. All service and materials are subject to final inspection and acceptance by the City Representative. The title and risk of loss of material or service shall not pass to the City until the City actually accepts the material or service at the point of delivery; and such loss, injury, or destruction shall not release the Company from any obligation hereunder. The City assumes no responsibility, at any time, for the protection of or for the loss of materials, from the commencement of performance of the GAC Services until final acceptance of the work associated with each GAC Filter Exchange by the City Representative.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article V – Performance of the GAC Services

(K) Damage to City Property and Private Property. The Company shall perform the GAC Services so that no damage to any City property, including the buildings and grounds of the Water Treatment Facilities, results. The Company shall promptly repair or replace, at no cost to the City, all City property and private property damaged by the Company or any officer, director, employee, representative, agent or Subcontractor of the Company in connection with the performance of, or the failure to perform, the GAC Services. The repair and replacements shall restore the damaged property, to the maximum extent reasonably practicable, to its character and condition existing immediately prior to the damage.

SECTION 5.3. CITY GAC TESTING RIGHTS. The City reserves the right to perform periodic, random, unannounced, testing of any reactivated GAC delivered under this Service Contract, employing the GAC sampling and testing procedures included in Appendix X. The reactivated GAC shall be tested for conformance with the Performance Standards associated with iodine number, apparent density, and abrasion, ash by an independent laboratory. Should the reactivated GAC fail any of tests conducted by the independent laboratory, the Company shall provide samples of the same lot of GAC from its manufacturing retain samples and submit them to a mutually accepted second independent laboratory for testing. Should the test results from the second independent laboratory indicate that the GAC meets specification, it shall be determined that the GAC does meet specification and no further actions shall be taken. Should the test results from the second independent laboratory confirm the results of the testing from the first independent laboratory, it shall be determined that the GAC does not meet specification. In the case that it is determined that the GAC does not meet specification, , the Parties shall discuss all possible financial and/or physical remedies, up to and including partial or total replacement of the GAC which failed the testing. The Parties shall in good faith negotiate and execute a mutually agreeable settlement. All costs associated with the failed testing shall be borne by the Company. Three (3) ‘significant’ failed test reports within a twelve (12) month period may, at the City’s discretion, result in this Service Contract being terminated by the City in accordance with Section 7.2. ‘Significant’ failed test reports are defined as test results which are out of compliance with a specification parameter by more than 10% of the numeric value of the parameter. Without limiting any of the City’s rights under this Service Contract with respect to any failure of Company compliance with the Performance Standards, other specifications listed in the Performance Standards may also be tested pursuant to this Section but shall not be cause for rejection of GAC.

SECTION 5.4. CITY OBLIGATIONS GENERALLY.

(A) General City Obligations. The City, in addition to the obligations it has undertaken elsewhere in this Service Contract, shall:

(1) Provide the Company access to the Water Treatment Facilities to the extent necessary for the performance of the Company’s obligations hereunder, subject to the terms and conditions of this Service Contract;

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article V – Performance of the GAC Services

(2) Perform the obligations of the City specified in Appendix 3 with respect to GAC media washing; and

(3) Pay the Company for the performance of the GAC Services in accordance with and subject to the terms and conditions set forth in Article VI.

(B) Exclusivity. During the Term of this Service Contract, the City shall direct all of its required thermal GAC reactivation needs associated with its Water Treatment Facilities exclusively to the Company, except that the City may direct any reactivation demand above the Commitment of Volume to its Lake Pleasant WTP GAC reactivation facility. Without limiting any of the City’s rights under this Service Contract with respect to any breach of the Company’s obligations hereunder, the Company’s failure to meet the City’s local reactivation needs more than three (3) times during the term of the Agreement, subject to the terms and conditions of Section 5.5, may, at the City’s discretion, result in this Service Contract becoming non-exclusive for the purpose of the City meeting some or all of its reactivation needs from a source other than the Company, with non-exclusivity applying only during the period in which the Company is unable to meet the City’s local reactivation needs. The Company acknowledges and agrees that the exclusivity requirements of this subsection do not apply to the purchase of Virgin GAC and that the City may purchase Virgin GAC from the Company pursuant to this Service Contract or from any other source. It is the City’s intention that the Virgin GAC shall materially meet the same specifications as that of the Virgin GAC originally supplied for each water treatment facility. Should the City purchase Virgin GAC from a source other than the Company, the City shall provide to the Company upon request a copy of the Certificate of Analysis for the Virgin GAC, as well as documentation confirming that the Virgin GAC is of bituminous coal origin manufactured via a reagglomeration process. This documentation shall be used to confirm that the Virgin GAC is of suitable quality to be reactivated to the specified parameters for Thermal Reactivated GAC, with Virgin GAC make-up requirements falling within the range considered normal for Thermal Reactivated GAC.

(C) Scheduling of GAC Filter Exchanges. The City shall have the right to demand a GAC Filter Exchange at any time, by written notice from the City Representative to the Company, subject to the terms and conditions of this Section. The City shall provide the Company with at least seven days’ written notice prior to the commencement of any GAC Filter Exchange. The Company may request a longer period prior to commencement (not to exceed 30 days), subject to the reasonable approval of the City.

(D) Demand Forecasting. The City shall provide a Commitment of Volume, a Volume Forecast, and a Long Term Planning Forecast (collectively, the “Demand Forecast”) to the Company in order to facilitate demand management for the Thermal GAC Reactivation Facility in accordance with Section 5.5.

SECTION 5.5. DEMAND MANAGEMENT.

(A) Commitment of Volume. The “Commitment of Volume” shall be the quantity of pounds of GAC that the City shall commit to having reactivated for a

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article V – Performance of the GAC Services

given six-month period, expressed in monthly quantities and subject to the terms and conditions of this Section. The Commitment Volume shall be a guaranteed volume with a variance of 20% over the six-month period. The Commitment of Volume shall be provided to the Company by the City in May for the July to December period and in November for the January to June period. The Company shall review the commitment and verify that the demand as projected can be met utilizing the capacity of the local Thermal GAC Reactivation Facility, considering the committed pounds of the City plus the committed pounds of other customers. Should the analysis indicate that the demand exceeds the Thermal GAC Reactivation Facility’s ability due to the demand pattern (ie: An excessive amount being scheduled in a single month or condensed time frame or the total demand being in excess of the available plant capacity (given the total capacity of the Thermal GAC Reactivation Facility less the committed pounds of other customers) over the projection time period) then the sourcing and scheduling mechanisms within Section 5.5(D)(2)) will be applied to resolve the overage. Otherwise, should the actual volume add up to a quantity of up to 110% of the Commitment Volume, the Company will be responsible for meeting the Committed Volume at the Local Pricing and per the agreed upon schedule. Should the actual variance add up to a volume greater than 110%, up to 120% of the Committed Volume, the City shall pay a price which is the average of the Non-Local Pricing and Local Pricing.

(B) Volume Forecast. The “Volume Forecast” is a rolling six-month forecast of expected demand, based on the most current information available and expressed in monthly quantities. The City shall provide the Company with the Volume Forecast, and the City and the Company shall review the Volume Forecast, on a monthly basis.

(C) Long-Term Planning Forecast. The “Long Term Planning Forecast” shall be developed and updated quarterly by the City to give a two-year forecast, based upon the latest water quality data, of anticipated GAC usage and reactivation demand. This data will be combined with other forecasts by regional partners to help anticipate thermal regeneration capital expansion needs. Planning associated with the Long Term Planning Forecast will help ensure proper expansions of the Thermal GAC Reactivation Facility pursuant to Section 4.6.

(D) Reconciling Actual Demand with Demand Forecast. During the monthly Volume Forecast review, when comparing the actual quantity and most recent forecast quantities with the current Commitment of Volume quantities:

(1) Actual Quantity within Specified Range of Commitment of Volume. Where the actual quantity is not less than 80% nor more than 120% of the Commitment of Volume quantity, reactivation shall proceed at the Thermal GAC Reactivation Facility as planned. Should the actual volume add up to a quantity of up to 110% of the Commitment Volume, the Company will be responsible for meeting the Committed Volume at the Local Pricing and per the agreed upon schedule. Should the actual variance add up to a volume greater than 110%, up to 120% of the Commitment Volume, the City shall pay a price which is the average of the Non-Local Pricing and Local Pricing.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article V – Performance of the GAC Services

(2) Actual Quantity in Excess of 120% of Commitment of Volume . Where the actual quantity exceeds the Commitment of Volume quantity by more than 20% and the Company does not have the capacity to handle such demand at the Thermal GAC Reactivation Facility, the City may, in its sole discretion, (a) agree to reschedule GAC Filter Exchanges in order to accommodate the excess demand situation at the Thermal GAC Reactivation Facility without incurring any additional charge beyond the Local Service Price for the performance of the excess GAC Filter Exchanges; (b) direct the excess demand to the Lake Pleasant WTP without incurring any payment obligation to the Company with respect to such excess demand; or (c) direct the Company to perform GAC Filter Exchanges in excess of 120% of the Commitment of Volume quantity at other Company GAC thermal reactivation facilities at the Non-Local Service Price. The Company shall be required to handle such excess demand at other Company GAC thermal reactivation facilities at the Non-Local Service Price. The Company must demonstrate the lack of local capacity prior to the City agreeing to or paying the Non-Local Service Price.

Should the City opt to take the excess volume to Lake Pleasant WTP, the City shall be responsible for the reactivated GAC materially meeting the required specifications. The City shall be responsible for all activities related to sending the excess volume to Lake Pleasant WTP, including removal of spent GAC, transportation of GAC to and from Lake Pleasant, and reinstallation of GAC into the filters. The City shall have the option of requesting a proposal from the Company to provide these removal, transport, and reinstallation services. Pricing and terms of such a Company proposal shall be negotiated outside of the framework of this Service Contract.

(3) Actual Quantity Less than 80% of Commitment of Volume. Where the actual quantity is less than 80% of the Commitment of Volume quantity, the Company shall make reasonable efforts to make up for the shortfall with GAC from another reactivation customer. If the Company is successful in making up for the shortfall with GAC from another customer or fails to make reasonable efforts to make up for the shortfall, the City shall have no payment responsibility to the Company with respect to the fact that the actual quantity is less than 80% of the Commitment of Volume quantity. If, however, the Company demonstrates to the reasonable satisfaction of the City that it has made reasonable efforts to make up for the shortfall but has not been successful in making up for the shortfall, the Company reserves the right to charge the City at the Local Service Price for the amount of the shortfall in GAC quantity below 80% of the Commitment of Volume quantity, as reduced by the extent to which the Company is able to make up for the shortfall pursuant to the terms and conditions of this subsection.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article V – Performance of the GAC Services

SECTION 5.6. SERVICE COORDINATION AND CONTRACT ADMINISTRATION.

Company’s Service Manager. The Company shall appoint a full-time service manager for the performance of the GAC Services (the “Service Manager”) who shall be licensed, trained, experienced and proficient in the performance of the GAC Services. The Company acknowledges that the performance of the individual serving from time to time as the Service Manager will have a material bearing on the quality of service provided hereunder, and that effective cooperation between the City and the Service Manager will be essential to effectuating the intent and purposes of this Service ContractThe Company shall promptly notify the City in writing of a change in the Service Manager. As such, the Company agrees that if the City reports that an unworkable or very difficult working relationship has developed between the Service Manager and the City, that the Company will look closely and seriously into such reports and shall seriously consider replacing the Service Manager after meeting with the City to attempt to mutually work out any issues regarding the Service Manager.

(A) Company’s Senior Corporate Representatives. The Company shall appoint and inform the City from time to time of the identity of the corporate officials of the Company with direct, senior supervisory responsibility for the performance of this Service Contract (the “Senior Corporate Representatives”). The Company shall promptly notify the City in writing of the appointment of any successor Senior Corporate Representatives. The Senior Corporate Representatives shall cooperate with the City in resolving any issues that may arise in connection with the performance of the GAC Services over the Term.

(B) City Representative. The City shall designate an employee or employees to administer this Service Contract and act as the City’s liaison with the Company in connection with the GAC Services (the “City Representative”). The Company understands and agrees that the City Representative has only limited authority with respect to the implementation of this Service Contract, and cannot bind the City with respect to any Amendment or to incurring costs in excess of the amounts appropriated therefor.

(C) Communications and Meetings. The Company shall inform the City of the telephone, cellular telephone, fax numbers, e-mail addresses and other means by which the Service Manager and Senior Corporate Representatives may be contacted. The City shall furnish to the Company comparable communications information with respect to the City Representative. On a monthly basis, the Company shall meet with the City to review the Demand Forecasts and the performance of the GAC Services generally. The Service Manager shall personally attend these monthly operations meetings with the City. If requested by the City, the Senior Corporate Representatives shall attend one such monthly operations meeting per calendar quarter during the Term. In addition, the City shall have the right to require special meetings in its reasonable discretion to review performance and planning matters arising with respect to this Service Contract. The Service Manager and, if requested by

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article V – Performance of the GAC Services

the City, the Senior Corporate Representatives or a duly designated representative shall each attend all such special meetings. Any issue in dispute which the parties are unable to resolve at such monthly operations meetings and special meetings may be referred to the dispute resolution procedures set forth in Section 8.1, and the resolution of any issues resolved at such meetings or through the dispute resolution procedures shall be reflected in a Contract Administration Memorandum or an Amendment, as applicable.

SECTION 5.7. PERSONNEL.

(A) Account Staffing. The Company agrees to assign experienced personnel to provide for successful and timely accomplishment of the GAC Services. The City reserves the right at any time and for any reason during the Term to reject any Company or Subcontractor personnel from performing services under this Service Contract.

(B) Background Screening. All Company and Subcontractor employees performing services under this Service Contract are subject to the background screening requirements set forth in Appendix 5.

(C) Water Treatment Facilities Access Requirements. All Company and Subcontractor employees performing services at the Water Treatment Facilities under this Service Contract are subject to the access control requirements set forth in Appendix 6, including all badge and key access requirements.

(D) Legal Worker Requirements. The City is prohibited by A.R.S. § 41-4401 from awarding an agreement to any contractor who fails, or whose subcontractors fail, to comply with A.R.S. § 23-214(A). Therefore, the Company agrees that:

(1) The Company and each Subcontractor it uses warrants their compliance with all federal immigration laws and regulations that relate to their employees and their compliance with § 23-214, subsection A.

(2) A breach of a warranty under paragraph 1 of this subsection shall be deemed a material breach of this Service Contract, which may result in termination of this Service Contract by the City pursuant to Section 7.2.

(3) The City retains the legal right to inspect the papers of the Company or Subcontractor employee(s) who work(s) on this Service Contract to ensure that the Company and its Subcontractors are complying with the warranty under paragraph 1.

(E) Affirmative Action. The Company agrees to abide by the provisions of the Phoenix City Code Chapter 18, Article V as amended. Any contractor/subcontractor in performing under this Service Contract shall not discriminate against any worker, employee or applicant, or any member of the public, because of race, color, religion, gender, national origin, age or disability nor otherwise commit an unfair employment practice. The Company shall, and shall cause all

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article V – Performance of the GAC Services

Subcontractors to, take affirmative action to ensure that applicants are employed, and employees are dealt with during employment without regard to their race, color, religion, gender or national origin, age or disability. Such action shall include but not be limited to the following: Employment, promotion, demotion or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Company further agrees that this clause will be incorporated in all subcontracts with all labor organizations furnishing skilled, unskilled and union labor, or who may perform any such labor or services in connection with this Service Contract. The Company further agrees that this clause will be incorporated in all subcontracts, job-consultant agreements or assignments of this Service Contract entered into by the Company or any Subcontractor.

SECTION 5.8. SUBCONTRACTORS.

(A) Use Restricted. The Company shall operate the Thermal GAC Reactivation Facility with its own employees and in accordance with this Service Contract. Additionally, all GAC Services performed at the Water Treatment Facilities shall be performed by Company personnel. Subcontractors may be used to perform other services under this Service Contract, subject to the City’s right of approval identified in subsection (B) of this Section.

(B) Limited City Review and Approval of Permitted Subcontractors. Except as provided in the next sentence of this Section, the City shall have the right, based solely on the criteria provided below in this Section, to approve all Subcontractors, which approval shall not be unreasonably withheld. The Company shall furnish the City with written notice of its intention to engage any Subcontractor, together with all information reasonably requested by the City pertaining to the demonstrated responsibility of the proposed Subcontractor in the following areas: (1) any conflicts of interest; (2) any record of felony criminal convictions or pending felony criminal investigations; (3) any final judicial or administrative finding or adjudication of illegal employment discrimination; (4) any unpaid federal, State or local Taxes; and (5) any final judicial or administrative findings or adjudication of non-performance in contracts with the City, the State or the federal government. The approval or withholding thereof by the City of any proposed Subcontractor shall not create any liability of the City to the Company, to third parties or otherwise. In no event shall any Subcontract be awarded to any person debarred, suspended or disqualified from federal, State or City contracting.

(C) Subcontract Terms and Subcontractor Actions. The Company shall retain full responsibility to the City under this Service Contract for all matters related to the GAC Services notwithstanding the execution or terms and conditions of any Subcontract. Except as provided in Item (a)(v) of the definition of Uncontrollable Circumstances, no failure of any Subcontractor used by the Company in connection with the provision of the GAC Services shall relieve the Company from its obligations hereunder to perform the GAC Services. The Company shall be responsible for settling and resolving with all Subcontractors all claims arising out of delay, disruption,

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article V – Performance of the GAC Services

interference, hindrance, or schedule extension caused by the Company or inflicted on the Company or a Subcontractor by the actions of another Subcontractor. Subcontracts entered into by the Company for the performance of the GAC Services shall neither supersede nor abrogate any of the terms or provisions of this Service Contract.

Payments to Subcontractors. The Company shall pay or cause to be paid to all direct Subcontractors all amounts due in accordance with their respective Subcontracts and the requirements of Applicable Law. No Subcontractor shall have any right against the City for labor, services, materials or equipment furnished for the GAC Services. The Company acknowledges that its indemnity obligations under Section 9.3 shall extend to all claims for payment or damages by any Subcontractor who furnishes or claims to have furnished any labor, services, materials or equipment in connection with the GAC Services.

(D) Sections 5.8 [A] and 5.8 [B] shall not apply to Thermal GAC Reactivation Facility construction related activities.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article VI – Payment for GAC Services

ARTICLE VI

PAYMENT FOR GAC SERVICES

SECTION 6.1. UNIT PRICING.

(A) Generally. The City shall pay the Company for the performance of the GAC Services on a unit price basis per pound of thermally reactivated GAC in accordance with the terms and conditions of this Article. The unit price per pound of thermally reactivated GAC, as determined in accordance with this Article, shall serve as the sole compensation to the Company for the performance of all obligations under this Service Contract. Without limiting the generality of the foregoing, the pricing set forth in this Section is inclusive of all costs associated with labor; materials; transportation; incidentals; equipment; space; risk, administration, overhead and profit; operation and maintenance of the Thermal GAC Reactivation Facility; and any other services or items necessary to effectively perform and complete the GAC Services in accordance with this Service Contract. The Company agrees that consideration for such costs has been included in the pricing set forth in this Section.

(B) Unit Pricing for Interim GAC Services. The unit price for the performance of the Interim GAC Services (the “Interim Service Price”) is $0.94 per pound of reactivated GAC. The Interim Service Price shall be applicable for all GAC Services performed by the Company until the earlier to occur of the Facility Completion Date or the Scheduled Facility Completion Date. The Interim Service Price shall not be subject to annual adjustment pursuant to subsection (G) of this Section. Except as provided in subsection (F) of this Section, the Interim Service Price includes all compensation to the Company for providing necessary make-up Virgin Carbon.

(C) Unit Pricing for Local GAC Services. Commencing on the earlier to occur of the Facility Completion Date or the Scheduled Facility Completion Date, the Local Service Price shall be applicable for all GAC Services performed by the Company through the expiration or earlier termination of this Service Contract, subject to subsection (D) of this Section. As of the Contract Date, the unit price for the performance of the Local GAC Services (the “Local Service Price”) is $0.595 per pound of reactivated GAC. The Local Service Price shall be subject to adjustment annually from the Contract Date in accordance with subsection (G) of this Section. Except as provided in subsection (F) of this Section, the Local Service Price includes all compensation to the Company for providing necessary make-up Virgin Carbon.

(D) Unit Pricing for Non-local GAC Services. The Company shall be entitled to the Non-Local Service Price, as determined in accordance with this subsection, solely to the extent provided in Section 5.5 and Section 9.2. As of the Contract Date, the unit price for the performance of such non-local GAC Services (the “Non-Local Service Price”) is $0.94 per pound of reactivated GAC. The Non-Local Service Price shall be subject to adjustment annually from the Contract Date in accordance with subsection (G) of this Section. Except as provided in subsection (F) of this Section, the Non-Local Service Price includes all compensation to the Company for

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article VI – Payment for GAC Services

providing necessary make-up Virgin Carbon. The Company acknowledges and agrees that, except as provided in Section 5.5 and Section 9.2, the Non-Local Service Price shall not be applicable to any GAC Filter Exchange demanded by the City, even if the Company is required to meet such demand by thermally reactivating GAC at Company facilities other than the Thermal GAC Reactivation Facility.

(E) Fuel Surcharge Applicable to Non-local GAC Services. Additionally, to the extent the Non-Local Service Price is applicable pursuant to subsection (D) of this Section, if the cost of diesel fuel is equal to or greater than $4.00 per gallon, according to the U.S. National Average On-Highway Diesel Price, the Company shall be entitled to a surcharge on non-local GAC Services (“Non-Local Fuel Surcharge”) in accordance with Appendix 8. The Company acknowledges and agrees that the Non-Local Fuel Surcharge shall not be applicable prior to the earlier to occur of the Facility Completion Date or the Scheduled Facility Completion Date and thereafter only to the extent provided in this subsection, Section 5.5 and Section 9.2.

(F) Virgin GAC Required for City Operational GAC Losses. The Company acknowledges and agrees that, except with respect to City Operational GAC Losses and as otherwise directed by the City pursuant to 5.2(F), the Interim Service Price, the Local Service Price and the Non-Local Service Price include all compensation to the Company with respect to the Company’s obligation to provide makeup Virgin GAC in accordance with subsection 5.2(F). The Company shall be entitled to additional compensation associated with Virgin GAC on a unit price basis in accordance with this subsection solely to the extent such Virgin GAC is required in order to make up for City Operational GAC Losses or as otherwise directed by the City, as determined in accordance with subsection 5.2(F). As of the Contract Date, the unit price for the Virgin GAC required to make up for City Operational GAC Losses is $1.288 per pound of Virgin GAC (the “Additional GAC Price”). The Additional GAC Price shall be subject to adjustment annually from the Contract Date in accordance with subsection (G) of this Section.

(G) Annual Adjustments to Unit Prices. The Local Service Price, the Non-Local Service Price and the Additional GAC Price shall each be subject to annual adjustment in accordance with Appendix 8. In no event shall any such price increase by more than ten percent (10%) or decrease by more than five percent (5%) in any annual adjustment. Any increase or reduction that is not made as a result of the limitations established by the preceding sentence shall carry forward and be applied to the next Contract Year’s adjustment, subject to the same percentage limitations. The Interim Service Price shall not be subject to annual adjustment.

SECTION 6.2. BILLING AND PAYMENT.

(A) Company Invoicing. The Company shall submit monthly invoices to the City for the performance of the GAC Services. Such invoices shall be issued for GAC Filter Exchange performed during the prior month. Company invoices must include the following: identification of this Service Contract, including applicable City contract number; description of services performed, including number of GAC Filter

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article VI – Payment for GAC Services

Exchanges and applicable pricing in accordance with Section 6.1; invoice number and date; and such other documentation or information as the City may reasonably require to determine the accuracy and appropriateness of the invoice. The City will not honor any invoices or claims which are tendered one (1) year after the last item of the account accrued.

(B) Payment. The City shall pay the Company the applicable price for the performance of the GAC Services, as determined in accordance with Section 6.1, on a monthly basis in arrears. Advance payments are not authorized. Payment will be made only for actual services or commodities that have been received. The Company further agrees that, in order to receive payment, the Company must have a current IRS Form W-9 on file with the City. The City’s obligation to make payments pursuant to this subsection shall be subject to the City’s rights to dispute any invoice pursuant to Section 6.3 Payment term to be 30 days from end of month with electronic payment via ACH or wire transfer.

(C) Payment Deduction Offset. The Company acknowledges that the City Charter requires that no payment be made to any contractor as long as there is an outstanding obligation due to the City. The Company agrees that any obligation it owes to the City will be offset against any payment due to the Company from the City.

SECTION 6.3. INVOICE AND PAYMENT DISPUTES. If the City disputes any amount invoiced by the Company, the City may either (1) pay the disputed amount when otherwise due, and provide the Company with a written objection indicating the amount that is being disputed and providing all reasons then known to the City for its objection to or disagreement with such amount, or (2) withhold payment of the disputed amount and provide the Company with written objection as aforesaid within the time when such amount would otherwise have been payable. When any billing dispute is finally resolved, if payment by the City to the Company of amounts withheld or reimbursement to the City by the Company of amounts paid under protest is required, such payment to the Company or reimbursement to the City shall be made within 45 days after the date of resolution.

SECTION 6.4. FUND APPROPRIATION CONTINGENCY. The Company recognizes that any agreement entered into shall commence upon the day first provided and continue in full force and effect until termination in accordance with its provisions. The Company and the City herein recognize that the continuation of this Service Contract after the close of any Contract Year shall be subject to the approval of the budget of the City of Phoenix providing for or covering such contract item as an expenditure therein. The City does not represent that any budget item will be actually adopted, such determination being the determination of the City Council at the time of the adoption of the budget. In the event that this Service Contract does not continue solely due to the failure of the City Council to fund this Service Contract pursuant to this subsection, this Service Contract shall be subject to suspension for that fiscal year, and the City shall have no volume commitment responsibility to the Company for that fiscal year as a result of the suspension of the contract. The City agrees, however, that if the City Council does not appropriate funds in the City budget

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article VI – Payment for GAC Services

for GAC services such that this Service Contract does not continue solely because of the failure to approve a budget that funds the Service Contract and the operation of this Section, the City shall not, during the remainder of the full scheduled term of this Service Contract, contract for the thermal reactivation of GAC media with any other party. Years lost to suspension may be replaced via contract extensions per Article III, Section 3.2, at the discretion of the City.

SECTION 6.5. TAXES. The unit pricing established pursuant to this Article does not include State and local Taxes directly related to the performance of the GAC Services, as the City is exempt from such Taxes. In the event a Change in Law occurs imposing such Taxes, the City shall pay such Taxes on a pass-through basis. Notwithstanding the foregoing, the Company shall be solely responsible for all Taxes associated with the Thermal GAC Reactivation Facility and for all Taxes associated with the income of the Company or otherwise imposed on the Company and not directly related to the performance of the GAC Services.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article VII – Breach, Default, Remedies and Termination

ARTICLE VII

BREACH, DEFAULT, REMEDIES AND TERMINATION

SECTION 7.1. REMEDIES FOR BREACH.

(A) Generally. The parties agree that, except as otherwise provided in this Article with respect to termination rights, in the event that either party breaches this Service Contract, the other party may exercise any legal rights it may have under this Service Contract or under Applicable Law to recover damages or to secure specific performance, and that such rights to recover damages and to secure specific performance shall ordinarily constitute adequate remedies for any such breach.

(B) Strict Performance. Failure of either party to insist upon the strict performance of any item or condition of this Service Contract or to exercise or delay the exercise of any right or remedy provided in this Service Contract, or by Applicable Law, or the acceptance of materials or services, obligations imposed by this Service Contract or by Applicable Law shall not be deemed a waiver of any right of either party to insist upon the strict performance of this Service Contract.

(C) Right to Assurance. Whenever one party to this Service Contract in good faith has reason to question the other party’s intent to perform, the former party may demand that the other party give a written assurance of this intent to perform. In the event that a demand is made and no written assurance is given within five (5) days, the demanding party may treat this failure as an anticipatory repudiation of this Service Contract, subject to the rights and responsibilities of the parties hereunder.

SECTION 7.2. COMPANY EVENTS OF DEFAULT.

(A) Events of Default Not Requiring Previous Notice or Further Cure Opportunity for Termination. Each of the following shall constitute a Company Event of Default upon which the City, by notice to the Company, may terminate this Service Contract without any requirement of having given notice previously or of providing any further cure opportunity:

(1) Failure to Exercise Purchase Option. The failure of the Company to exercise its option to purchase the Thermal GAC Reactivation Facility Site on the Contract Date and to become the owner of the Thermal GAC Reactivation Facility Site;

(2) Failure to Achieve Facility Completion. Except to the extent excused due to the occurrence of Uncontrollable Circumstances, the failure of the Company to achieve Facility Completion prior to the end of the Extension Period;

(3) Failure to Meet Certain Performance Standards. The failure of the Company to meet certain Performance Standards, as and to the extent provided in Section 5.3 with respect to termination under this Section, unless caused by the occurrence of Uncontrollable Circumstances;

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article VII – Breach, Default, Remedies and Termination

(4) Contingent Fees and Gratuities. The failure of the Company to comply with the provisions of Section 10.8;

(5) Water Treatment Facilities Access Control Requirements. The Company fails to comply with the access control requirements for the Water Treatment Facilities set forth in Appendix 6, as and to the extent provided therein;

(6) Confidentiality and Data Security. The Company breaches its obligations under Section 10.7 with respect to confidentiality and data security;

(7) Insolvency. The insolvency of the Company as determined under the Bankruptcy Code;

(8) Voluntary Bankruptcy. The filing by the Company of a petition of voluntary bankruptcy under the Bankruptcy Code; the consenting of the Company to the filing of any bankruptcy or reorganization petition against the Company under the Bankruptcy Code; or the filing by the Company of a petition to reorganize the Company pursuant to the Bankruptcy Code; or

(9) Involuntary Bankruptcy. The issuance of an order of a court of competent jurisdiction appointing a receiver, liquidator, custodian or trustee of the Company or of a major part of the Company’s property, or the filing against the Company of a petition to reorganize the Company pursuant to the Bankruptcy Code, which order shall not have been discharged or which filing shall not have been dismissed within 90 days after such issuance or filing.

(B) Events of Default Requiring Previous Notice and Cure Opportunity for Termination. It shall be a Company Event of Default upon which the City may terminate this Service Contract, by notice to the Company and subject to the Company’s cure rights set forth in subsection (C) of this Section, if:

(1) Any representation or warranty of the Company hereunder was false or inaccurate in any material respect when made, and the legality of this Service Contract or the ability of the Company to carry out its obligations hereunder is thereby materially and adversely affected;

(2) The Company suspends, ceases, stops or abandons its efforts to achieve Facility Completion or fails to continuously and diligently prosecute the work necessary to achieve Facility Completion, exclusive of work stoppages due to an Uncontrollable Circumstance;

(3) The Company fails to obtain or maintain the insurance policies required by this Service Contract or to provide evidence of renewal;

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article VII – Breach, Default, Remedies and Termination

(4) The Company fails to comply with the Performance Standards or any Applicable Law or unreasonably fails to comply with the instructions of the City consistent with this Service Contract;

(5) The Company fails to perform GAC Filter Exchanges within the time stipulated in this Service Contract;

(6) The Company fails to comply with the security inquiry requirements set forth in Appendix 5;

(7) The Company fails to comply with the legal worker requirements set forth in subsection 5.7(D) or the affirmative action requirements set forth in subsection 5.7(E);

(8) The Company assigns or transfers (or attempts to assign or transfer) this Service Contract or any right or interest herein without the City’s prior written consent; or

(9) The Company otherwise fails to perform any other material obligation under this Service Contract (unless such default is excused by an Uncontrollable Circumstance as and to the extent provided herein).

(C) Notice and Cure Opportunity. The Company acknowledges that the City has an immediate termination right upon the occurrence of any of the defaults listed in subsection (A) of this Section and that the Company has no further right of notice or cure in such circumstances of default. Conversely, no default listed in subsection (B) of this Section shall constitute a Company Event of Default giving the City the right to terminate this Service Contract for cause under this Section unless:

(1) The City has given prior written notice to the Company stating that a specified default has occurred which gives the City a right to terminate this Service Contract for cause under this Section, and describing the default in reasonable detail; and

(2) The Company has not initiated within a reasonable time (in any event not more than 20 days from the initial default notice) and continued with due diligence to carry out to completion all actions reasonably necessary to correct the default and prevent its recurrence.

If the Company shall have initiated and continued with due diligence to carry out to completion all actions required under Item (2), above, the default shall not constitute a Company Event of Default during such period of time (in any event not more than 60 days from the initial default notice) as the Company shall continue with due diligence to carry out to completion all such actions.

(D) Other Remedies Upon Company Event of Default. The right of termination provided under this Section upon a Company Event of Default is not exclusive. If this Service Contract is terminated by the City for a Company Event of

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article VII – Breach, Default, Remedies and Termination

Default, the City shall have the right to pursue a cause of action for actual damages and to exercise all other remedies which are available to it under this Service Contract or under Applicable Law. Without limiting the generality of the foregoing, upon a Company Event of Default under this Section, the City may re-procure or repurchase GAC Services from another source and may recover the excess costs by deduction from an unpaid balance otherwise due the Company or exercise any other remedy available under Applicable Law. In addition, the City shall have the right to purchase the Thermal GAC Reactivation Facility in accordance with Section 7.3 in the event of any Company Event of Default. Except as specifically provided in subsection 7.3, the Company shall not be entitled to any compensation for services provided subsequent to receiving any notice of termination for a Company Event of Default under this Section.

SECTION 7.3. PURCHASE OPTION IN THE EVENT OF COMPANY EVENT OF DEFAULT.

(A) Option Exercisable Upon Company Event of Default. The City shall have the right (but not the obligation) at any time within [90] days following the occurrence of a Company Event of Default, as defined in either subsection 7.2[A]1 or 7.2[A]2 or after a period of three (3) years from the scheduled completion of the Thermal GAC Reactivation Facility, subsection 7.2[B]2, subject to the Company’s notice and cure rights to the extent provided in subsection 7.2(B), at its option, to purchase the Thermal GAC Reactivation Facility, including the Thermal GAC Reactivation Facility Site, on an “as is” basis at its fair market value. Upon any such purchase, the Company shall convey to the City all of its right, title and interest in the Thermal GAC Reactivation Facility and the Thermal GAC Reactivation Facility Site, subject to all encumbrances on the Thermal GAC Reactivation Facility and Thermal GAC Reactivation Facility Site. If the City elects to exercise its option to purchase the Thermal GAC Reactivation Facility pursuant to this Section, the City shall give the Company written notice of its intention to exercise its option to purchase the Thermal GAC Reactivation Facility, and the parties will promptly enter into good faith negotiations to determine the fair market value of the Thermal GAC Reactivation Facility pursuant to subsection (B) of this Section. Any agreement executed in connection with any permissible transfer by the Company of any interest in the Thermal GAC Reactivation Facility shall preserve and perfect the rights of the City under this Section as to all present and subsequent owners of the Thermal GAC Reactivation Facility.

(B) Determination of Fair Market Value. The fair market value of the Thermal GAC Reactivation Facility shall be the value which would be obtained for the Thermal GAC Reactivation Facility in an arm’s length transaction between an informed and willing buyer under no compulsion to buy, and an informed and willing seller, under no compulsion to sell, taking into account all encumbrances and based upon the then current condition of the Thermal GAC Reactivation Facility.

(C) Appraisal Procedure. If the Company and the City are unable to agree on the fair market value of the Thermal GAC Reactivation Facility within 60 days

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article VII – Breach, Default, Remedies and Termination

from the commencement of negotiations, and if either the Company or the City shall give written notice to the other requesting determination of such fair market value by appraisal, the appraisal shall be made by two independent appraisers who shall be qualified, nationally recognized appraisers of industrial property similar to the Thermal GAC Reactivation Facility, one of whom shall be chosen by the Company and one of whom shall be chosen by the City, or if such two appraisers cannot agree, by a third appraiser chosen by the mutual consent of such two appraisers. If either party shall fail to appoint an appraiser within 30 days from written notice from the other party requesting such appointment, or if such two appraisers cannot agree upon the amount of such appraisal and fail to appoint a third appraiser within 30 days, then either party may apply to a court to make such appointment.

(D) Continuation of Service Pending Purchase and Completion of Facility. In the event the City elects to exercise its option to purchase the Thermal GAC Reactivation Facility pursuant to this Section, the Company agrees to continue to provide the City, at the election of the City, GAC Services for the Local Service Price until such time as the purchase is effectuated and the City is able to assume operations and maintenance of the Thermal GAC Reactivation Facility; provided, however, that the Company shall have no obligation to provide such services beyond the date which is 900 days following the Company Event of Default.

SECTION 7.4. LIMITATION OF LIABILITY.

(A) No Limitation of Liability Associated with Actual Damages of the City. The City, as a public entity supported by tax monies, in execution of its public trust, cannot agree to waive any lawful or legitimate right to recover monies lawfully due it. Therefore, the Company agrees that it will not insist upon or demand any statement whereby the City agrees to limit in advance or waive any right the City might have to recover actual lawful damages in any court of law under applicable Arizona law. Accordingly, this Service Contract establishes no such limitation of liability with respect to actual damages that may be incurred by the City as a result of a failure of performance by the Company hereunder.

(B) Waiver of Consequential and Punitive Damages. Notwithstanding any provision to the contrary herein, unless prohibited by Applicable Law, in no event shall either party hereto be liable to the other or obligated in any manner to pay to the other any consequential or punitive damages based upon claims arising out of or in connection with the performance or non-performance of its obligations or otherwise under this Service Contract, or the material falseness or inaccuracy of any representation made in this Service Contract, whether such claims are based upon contract, tort, negligence, warranty or other legal theory; provided, however, that the waiver of the foregoing damages under this subsection is intended to apply only to disputes and claims as between the City and the Company. Nothing in this subsection shall limit the obligation of the Company to indemnify, defend and hold harmless the City Indemnitees for any consequential or punitive damages payable to third parties resulting from any act or circumstance for which the Company is obligated to indemnify the City Indemnitees hereunder.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article VII – Breach, Default, Remedies and Termination

SECTION 7.5. CANCELLATION FOR CONFLICT OF INTEREST. This Service Contract is subject to cancellation for conflict of interest pursuant to A.R.S. § 38-511, the pertinent provisions of which are incorporated into this Service Contract by reference.

SECTION 7.6. CITY CONVENIENCE TERMINATION RIGHTS. The City agrees that it shall not give notice of termination for convenience within the first two years of the Initial Term. Starting in year three of the Initial Term, the City may terminate this Service Contract for convenience, at its discretion, for any reason, so long as the City provides the Company with four years advanced written notice of its intent to terminate this Service Contract for convenience; provided that the City shall pay the Company a convenience termination fee equal to the following schedule:

(1) Notice given in year three of the Initial Term—$2,000,000 termination fee;

(2) Notice given in year four of the Initial Term—$1,000,000 termination fee;

(3) Notice given in year five of the Initial Term—$500,000 termination fee; and

(4) Notice given in years six of the Initial Term—$250,000; and

Notice given in years seven through ten of the Initial Term—No termination fee.

. The following example illustrates the concept described above: The City decides in Year Three to cancel the contract for convenience. The contract shall run four (4) years from the date of notice of termination. On the date four (4) years after the date of notice of termination, the City shall pay the Company the “Year Three Termination Fee” of $2,000,000, as per Section 7.6[1], and the contract shall be considered terminated.

At any time during any Renewal Term, the City may terminate this Service Contract for any reason, at its discretion, without cost to the City upon 60 days’ written notice to the Company. Should the City choose to terminate this Service Contract during a Renewal Term, the City shall remain obligated to pay the Company for any pounds still under commitment for the term of the most recent Commitment of Volume. The parties acknowledge and agree that the City’s termination rights under this Section are for the sole convenience of the City and are in addition to the City’s rights to terminate this Service Contract in the event of a Company Event of Default. The requirements of this Section shall not apply, and the City shall have no obligation to pay any termination fee to the Company, in the event of a termination for a Company Event of Default pursuant to Section 7.2 or in the event of a termination of this Service Contract for non-appropriation pursuant to Section 6.4.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article VII – Breach, Default, Remedies and Termination

SECTION 7.7. In the instance where the City does not appropriate funds to continue this Service Contract for a given fiscal year, the contract shall be considered suspended for that year. Under suspension, the contract shall not be considered terminated. The City shall adjust its commitment of pounds, volume forecast, and long term planning forecast to reflect that it shall not be purchasing GAC Services during the suspension period. Once the City restores funding for the Service Contract, the City shall again revise its commitment of pounds, volume forecast, and long term planning forecast, and the contract shall no longer be considered suspended. Should the City determine that funding will not be restored during the remaining term of the contract, then the City may terminate the contract for convenience pursuant to Section 7.5. Years lost to suspension may be replaced via contract extensions per Article III, Section 3.2, at the discretion of the City. SURVIVAL OF CERTAIN PROVISIONS UPON TERMINATION. All representations and warranties of the parties hereto contained in Article II, the Company’s indemnity obligations in this Service Contract with respect to events that occurred prior to the termination date of this Service Contract and all other provisions of this Service Contract that so provide shall survive the termination of this Service Contract. No termination of this Service Contract shall (1) limit or otherwise affect the respective rights and obligations of the parties hereto accrued prior to the date of such termination; or (2) preclude either party from impleading the other party in any Legal Proceeding originated by a third party as to any matter occurring during the Term.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article VIII – Dispute Resolution

ARTICLE VIII

DISPUTE RESOLUTION

SECTION 8.1. DISPUTE RESOLUTION PROCEDURES.

(A) Generally. Except as provided in subsection (F) of this Section, each party shall follow the dispute resolution procedures set forth in this Section to attempt to resolve and settle disputes between themselves concerning the rights, obligations and liabilities of the parties. The dispute resolution procedures set forth in this Section are intended to encourage a negotiated resolution of disputes in a prompt and efficient manner without resort to litigation, which should be a last resort.

(B) Informal Negotiations. The City Representative and the Service Manager shall initially and promptly enter into negotiations to attempt to address and resolve any disputes that may arise concerning this Service Contract. In connection with such negotiations, the party asserting the dispute shall provide the other with a written description of the nature of the dispute, along with reasonable supporting documentation. The parties shall consider involving senior representatives and other upper management personnel of each party in the informal negotiation process, as well as other representatives of the parties not actively involved in the day-to-day activities associated with the dispute who might be able to take a broader look at the dispute in the context of the overall objectives of this Service Contract. Upon the expenditure of reasonable efforts towards resolution of a dispute through such informal negotiations without reaching agreement, a party may declare that the informal negotiations have been exhausted and such party may request Non-Binding Mediation in accordance with this Section.

(C) Rights to Request and Decline Non-Binding Mediation. Subject to the requirements of subsection (B) of this Section, either party may request Non-Binding Mediation of any dispute arising under this Service Contract, whether technical or otherwise. The non-requesting party may decline the request in its reasonable discretion. If there is concurrence that any particular matter shall be mediated, the provisions of this Section shall apply. The costs of such Non-Binding Mediation shall be divided equally between the City and the Company.

(D) Procedure. The Mediator shall be a professional engineer, attorney or other professional mutually acceptable to the parties who has no current or on-going relationship to either party. The Mediator shall have full discretion as to the conduct of the mediation. Each party shall participate in the Mediator’s program to resolve the dispute until and unless the parties reach agreement with respect to the disputed matter or one party determines in its discretion that its interests are not being served by the mediation.

(E) Non-Binding Effect. Mediation is intended to assist the parties in resolving disputes over the correct interpretation of this Service Contract. No Mediator shall be empowered to render a binding decision.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article VIII – Dispute Resolution

(F) Relation to Judicial Legal Proceedings. Nothing in this Section shall operate to limit, interfere with or delay the right of either party under this Article to commence judicial Legal Proceedings upon a breach of this Service Contract by the other party, whether in lieu of, concurrently with, or at the conclusion of any Non-Binding Mediation.

(G) Continuation During Disputes. The Company agrees that notwithstanding the existence of any dispute between the parties, insofar as is possible, under the terms of this Service Contract, the Company shall continue to perform the obligations required of the Company during the continuation of any such dispute unless enjoined or prohibited by an Arizona Court of competent jurisdiction.

SECTION 8.2. FORUM FOR LEGAL PROCEEDINGS. It is the express intention of the parties that all Legal Proceedings related to this Service Contract or to any rights or any relationship between the parties arising therefrom shall be solely and exclusively initiated and maintained in federal or State courts located in the Maricopa County, Arizona. The Company and the City each irrevocably consents to the jurisdiction of such courts in any such Legal Proceeding, and waives any objection it may have to so laying the jurisdiction of any such Legal Proceeding.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article IX – Insurance, Uncontrollable Circumstances and Indemnification

ARTICLE IX

INSURANCE, UNCONTROLLABLE CIRCUMSTANCES AND INDEMNIFICATION

SECTION 9.1. INSURANCE

(A) Company Insurance. At all times during the Term, the Company shall obtain and maintain insurance policies in accordance with Appendix 9 (the “Required Insurance”). The Company shall pay all premiums with respect to the Required Insurance as the same become due and payable. The Required Insurance shall be provided concurrently with the execution and delivery of this Service Contract and shall remain in effect for the entirety of the Term or for such longer period as may be specified in Appendix 9 in annually (or other) renewable period.

(B) Insurers, Deductibles and City Rights. All Required Insurance shall be obtained and maintained from financially sound and generally recognized responsible insurance companies meeting the qualifications specified in Appendix 9. The insurers providing Required Insurance shall be selected by the Company and authorized to write such insurance in the State. The insurance coverage may be written with reasonable deductible amounts within any limits specified in Appendix 9, and the Company shall be responsible for any deductible amounts. The Company shall also be responsible for all self-insured retentions contained in its insurance coverages, as well as any excluded losses if such losses are within the liability of the Company hereunder. All policies shall be written on the forms, in accordance with the requirements and in the manner set forth in Appendix 9.

(C) Maintenance Of Insurance Coverage. The Company shall comply with all applicable Required Insurance and take all steps necessary to assure the continued effectiveness of the Required Insurance. The failure of the Company to obtain and maintain any Required Insurance shall not relieve the Company of its liability for any losses intended to be insured thereby. Should any failure to provide continuous coverage occur, the Company shall indemnify, defend, save and hold harmless the City Indemnitees in the manner provided in Section 9.3, from and against any Loss-and-Expense arising out of such failure

(D) Insurance Does Not Limit Liability. Neither the maintenance of the Required Insurance, nor any maximum policy limits, shall be construed to limit the Company’s liability under this Service Contract.

SECTION 9.2. UNCONTROLLABLE CIRCUMSTANCES.

(A) Extent of Relief Available to the Company. Except as provided in this subsection, the only relief the Company shall be entitled to with respect to the occurrence of an Uncontrollable Circumstance is an extension to the Scheduled Facility Completion Date or the Extension Period, an extension of the time required to perform a GAC Filter Exchange or relief from a specific performance obligation associated with the GAC Services, each subject to the terms and conditions of this

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article IX – Insurance, Uncontrollable Circumstances and Indemnification

Section. The Company shall be entitled to an equitable adjustment to the unit prices set forth in Section 6.1 only in the event of a Change in Law and only to the extent provided in this Section. The Company shall be entitled to the Non-Local Service Price rather than the Local Service Price for the performance of GAC Services that would otherwise be subject to the Local Service Price pursuant to the terms and conditions of this Service Contract in the event of the occurrence of an Uncontrollable Circumstance that prevents the Company from performing GAC thermal reactivation services at the Thermal GAC Reactivation Facility, subject to the terms and conditions of this Section.

(B) Relief from Obligations. Except as expressly provided under the terms of this Service Contract, neither party to this Service Contract shall be liable to the other for any loss, damage, delay, default or failure to perform any obligation to the extent it results from an Uncontrollable Circumstance. The parties agree that the relief for an Uncontrollable Circumstance described in this Section shall apply to all obligations in this Service Contract, except to the extent specifically provided otherwise, notwithstanding that such relief is specifically mentioned with respect to certain obligations in this Service Contract but not other obligations. The occurrence of an Uncontrollable Circumstance shall not excuse or delay the performance of a party’s obligation to pay monies previously accrued and owing under this Service Contract, or to perform any obligation hereunder not affected by the occurrence of the Uncontrollable Circumstance.

(C) Notice and Mitigation. The party that asserts the occurrence of an Uncontrollable Circumstance shall notify the other party by telephone, facsimile or email (with confirmation of receipt), on or promptly after the date the party experiencing such Uncontrollable Circumstance first knew of the occurrence thereof, followed within 15 days by a written description of: (1) the Uncontrollable Circumstance and the cause thereof (to the extent known); and (2) the date the Uncontrollable Circumstance began, its estimated duration, the estimated time during which the performance of such party’s obligations hereunder shall be delayed, or otherwise affected. As soon as practicable after the occurrence of an Uncontrollable Circumstance, the affected party shall also provide the other party with a description of: (i) the equitable relief requested, if any; (ii) any areas where costs might be reduced and the approximate amount of such cost reductions; and (iii) its estimated impact on the other obligations of such party under this Service Contract. The affected party shall also provide prompt written notice of the cessation of such Uncontrollable Circumstance. Whenever such act, event or condition shall occur, the party claiming to be adversely affected thereby shall, as promptly as practicable, use all reasonable efforts to eliminate the cause therefor, reduce costs and resume performance under this Service Contract. While the Uncontrollable Circumstance continues, the affected party shall give notice to the other party, before the first day of each succeeding month, updating the information previously submitted. The party claiming to be adversely affected by an Uncontrollable Circumstance shall bear the burden of proof, and shall furnish promptly any additional documents or other information relating to the Uncontrollable Circumstance reasonably requested by the other party.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article IX – Insurance, Uncontrollable Circumstances and Indemnification

(D) Conditions to Relief. In the event of an Uncontrollable Circumstance, the Company shall, subject to the limitations specifically provided for in this Service Contract, be entitled to relief in accordance with subsection (A) of this Section, but only to the minimum extent reasonably forced on the Company by the event, and the Company shall perform all other services under this Service Contract. In the event that the Company believes it is entitled to any relief on account of an Uncontrollable Circumstance, it shall furnish the City written notice of the specific relief requested and detailing the event giving rise to the claim within 30 days after the giving of notice delivered pursuant to subsection (C) of this Section, or if the specific relief cannot reasonably be ascertained and such event detailed within such 30-day period, then within such longer period within which it is reasonably possible to detail the event and ascertain such relief. Within 30 days after receipt of such a timely submission from the Company, the City shall issue a written determination as to the extent, if any, it concurs with the Company claim for performance or schedule relief, and the reasons therefor. The agreement of the parties as to the specific relief to be given the Company hereunder on account of an Uncontrollable Circumstance shall be evidenced by a Contract Administration Memorandum or Amendment, as applicable.

(E) Acceptance of Relief Constitutes Release. The Company’s acceptance of any performance, price or schedule adjustment under this Section shall be construed as a release of the City by the Company (and all persons claiming by, through, or under the Company) from any and all losses or expenses resulting from, or otherwise attributable to, the event giving rise to the adjustment claimed.

SECTION 9.3. INDEMNIFICATION.

(A) General Indemnity. The Company shall indemnify, defend, save and hold harmless the City and its officers, officials, agents, and employees (each hereinafter referred to as a “City Indemnitee”) from and against any and all claims, actions, liabilities, damages, losses, or expenses (including court costs, attorneys’ fees, and costs of claim processing, investigation and litigation) (hereinafter referred to as “Claims”) for bodily injury or personal injury (including death), or loss or damage to tangible or intangible property caused, or alleged to be caused, in whole or in part, by (1) the negligent or willful acts or omissions of; (2) the failure to comply with Applicable Law by; or (3) any failure to perform its obligations under this Service Contract by the Company or any of its owners, officers, directors, agents, employees or subcontractors. This indemnity includes any claim or amount arising out of or recovered under the Workers’ Compensation Law or arising out of the failure of the Company to comply with Applicable Law. It is the specific intention of the parties that the City Indemnitee shall, in all instances, except for Claims arising solely from the negligent or willful acts or omissions of the City Indemnitee, be indemnified by the Company from and against any and all Claims caused or alleged to be caused, in whole or in part, by the negligent or willful acts or omissions of, or the failure to comply with Applicable Law or this Service Contract by, the Company or any of its owners, officers, directors, agents, employees or subcontractors. It is agreed that the Company will be responsible for primary loss investigation, defense and judgment costs where this indemnification is applicable. In consideration of the award of this Service Contract, the Company agrees to waive all rights of subrogation against the City, its officers, officials, agents and employees for losses arising from the work performed by the Company for the City.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article IX – Insurance, Uncontrollable Circumstances and Indemnification

(B) Patent, Copyright and Trademark Indemnity. The Company shall indemnify, defend, save and hold harmless the City Indemnitees against any Claims, including costs and expenses, for infringement of any patent, trademark or copyright or other proprietary rights of any third parties arising out of contract performance or use by the City of materials furnished or work performed under this Service Contract. The Company agrees upon receipt of notification to promptly assume full responsibility for the defense of any suit or proceeding which is, has been, or may be brought against the City Indemnitees and its agents for alleged infringement, as well as for the alleged unfair competition resulting from similarity in design, trademark or appearance of goods by reason of the use or sale of any goods furnished under this Service Contract and the Company further agrees to indemnify the City Indemnitees against any and all expenses, losses, royalties, profits and damages including court costs and attorney’s fees resulting from the bringing of such suit or proceedings including any settlement or decree of judgment entered therein. Any counsel selected by the Company shall be competent in the area of law at issue and shall offer timely and professional representation. It is expressly agreed by the Company that these covenants are irrevocable and perpetual.

(C) Other Indemnities. The Company shall also indemnify, defend, save and hold harmless the City Indemnitees as and to the extent provided elsewhere in this Service Contract.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article X – Miscellaneous

ARTICLE X

MISCELLANEOUS

SECTION 10.1. RELATIONSHIP OF THE PARTIES. The Company is an independent contractor of the City and the relationship between the parties shall be limited to performance of this Service Contract in accordance with its terms. This Service Contract is not intended to constitute, create, give rise to or otherwise recognize a joint venture agreement or relationship, partnership or formal business organization of any kind, and the rights and obligations of the parties shall be only those expressly set forth in this Service Contract. Neither party shall have any responsibility with respect to the services to be provided or contractual benefits assumed by the other party. Nothing in this Service Contract shall be deemed to constitute either party a partner, agent or legal representative of the other party. No liability or benefits, such as workers compensation, pension rights or liabilities, or other provisions or liabilities arising out of or related to a contract for hire or employer/employee relationship shall arise or accrue to any party’s agent or employee as a result of this Service Contract or the performance thereof. The parties agree that no persons supplied by the Company in the performance of Company’s obligations under this Service Contract are considered to be the City’s employees and that no rights of City civil service, benefits, retirement or personnel rules accrue to such persons. The Company shall have total responsibility for all salaries, wage bonuses, retirement, withholdings, workmen’s compensation, occupational disease compensation, unemployment compensation, other employee benefits and all Taxes and premiums appurtenant thereto concerning such persons, and shall save and hold the City harmless with respect thereto.

SECTION 10.2. ASSIGNMENT AND DELEGATION. No right or interest in this Service Contract nor monies due hereunder shall be assigned in whole or in part without written permission of the City, and no delegation of any duty of the Company shall be made without prior written permission of the Department Director, which may be withheld for good cause. Notwithstanding the forgoing, no permission is needed for the Company to assign this Service Contract and/or title to the GAC Thermal Reactivation Facility to any wholly-owned subsidiary or other affiliate of the Company so long as such assignment does not release the Company of its obligations hereunder. Any assignment or delegation made in violation of this Section shall be void. Notwithstanding the foregoing, the Company may, upon giving the City one year prior written notice, assign this GAC Service Contract and may transfer the GAC Thermal Reactivation Facility to a third party for legitimate business purposes, so long as such third party is in excellent financial standing, has an A bond rating, is seasoned and experienced in the nature of this work, and competent and capable of carrying out all terms and conditions of this GAC Service Contract.

SECTION 10.3. BINDING EFFECT. This Service Contract shall inure to the benefit of the City and its successors and assigns and shall be binding upon the Company and its permitted successors and assigns.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article X – Miscellaneous

SECTION 10.4. CONTRACT ADMINISTRATION.

(A) Administrative Communications. The parties recognize that a variety of contract administrative matters will routinely arise during the Term. These matters will by their nature involve requests, notices, questions, assertions, responses, objections, reports, claims, and other communications made personally, in meetings by phone, by mail and by electronic and computer communications. The purpose of this Section is to set forth a process by which the resolution of the matters at issue in such communications, once resolution is reached, can be formally reflected in the common records of the parties so as to permit the orderly and effective administration of this Service Contract.

(B) Contract Administration Memoranda. The principal formal tool for the administration of routine matters arising under this Service Contract between the parties which do not require an Amendment shall be a “Contract Administration Memorandum”. A Contract Administration Memorandum shall be prepared, once all preliminary communications have been concluded, to evidence the resolution reached by the City and the Company as to matters of interpretation and application arising during the course of the performance of their obligations hereunder. Such matters may include, for example: (1) issues as to the meaning, interpretation, application or calculation to be made under any provision hereof; (2) notices, waivers, releases, satisfactions, confirmations, further assurances and approvals given hereunder; and (3) other similar contract administration matters.

(C) Procedures. Either party may request the execution of a Contract Administration Memorandum. When resolution of the matter is reached, a Contract Administration Memorandum shall be prepared by or at the direction of the City reflecting the resolution. The Contract Administration Memorandum shall be numbered, dated, signed by the City Representative and the Service Manager, and, at the request of the City, co-signed by a Senior Corporate Representative for the Company. The City and the Company each shall maintain a parallel, identical file of all Contract Administration Memoranda, separate and distinct from all other documents relating to the administration and performance of this Service Contract.

(D) Effect. The executed Contract Administration Memoranda shall serve to guide the ongoing interpretation and performance of this Service Contract. Any material change, alteration, revision or modification of this Service Contract, however, shall be effectuated only through a formal Amendment authorized, approved or ratified by resolution of the governing body of the City and properly authorized by the Company.

SECTION 10.5. AMENDMENTS, CHANGES AND MODIFICATIONS. This Service Contract may be modified only by a written Amendment signed by the Department Director and persons duly authorized to enter into contracts on behalf of the Company. The City reserves the right at any time to make changes in any one or more of the following: a) specifications, including the Performance Standards; and b) implementation schedule. If the change causes an increase or decrease in the cost of

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article X – Miscellaneous

or the time required for performance, an equitable adjustment may be made in the price or delivery schedule, or both. Any claim for adjustment shall be deemed waived unless asserted in writing within thirty (30) days from the receipt of the change. Price increases or extensions of delivery time shall not be binding on the City unless evidenced in writing and approved by the Department Director prior to the institution of the change.

SECTION 10.6. AUDIT; BOOKS AND RECORDS.

(A) Audit. All payments whatsoever by the City to the Company and all services of the Company shall be subject to audit at any time by the City. The Company will provide the evidence necessary to substantiate charges related to this Service Contract and allow the City access to the Company’s books and records. The Company shall require all Subcontractors to comply with the provisions of this Section and include the requirements hereof in the written contract between the Company and the Subcontractor.

(B) Books and Records. The Company shall prepare and maintain proper, accurate and complete books and records regarding the GAC Services and all other transactions related to this Service Contract, including all books of account, bills, vouchers, invoices, personnel rate sheets, cost estimates and bid computations and analyses, subcontracts, time books, daily job diaries and reports, correspondence, and any other documents showing all acts and transactions in connection with or relating to or arising by reason of this Service Contract, any Subcontract or any operations or transactions in which the City has or may have a financial or other material interest hereunder. The Company and its Subcontractors shall provide such books and records for inspection, audit and reproduction for all such purposes within two weeks of request by the City. All financial records of the Company and its Subcontractors shall be maintained in accordance with generally accepted accounting principles and generally accepted auditing standards. The Company and its Subcontractors shall maintain such books and records for at least five years after termination of this Service Contract, or such longer period during which any Legal Proceeding with respect to this Service Contract commenced within five years after termination may be pending. The provisions of this Section shall survive termination of this Service Contract.

(C) Overpayment. In the event an audit by the City shall determine that the City has overpaid the Company, the Company, upon demand, shall refund to the City the amounts overpaid or undocumented. If the overpayment exceeds one percent (1%) of the total amount that should have been properly paid by the City during the period audited, then the Company shall, in addition, reimburse the City for any and all fees and costs incurred in connection with the inspection or audit. Payments to the Company shall in no way affect the Company’s obligation hereunder or the right of the City to obtain a refund of any payment to the Company which is in excess of that to which it was lawfully entitled.

SECTION 10.7. CONFIDENTIALITY AND DATA SECURITY.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article X – Miscellaneous

(A) Generally. All data, regardless of form, including originals, images and reproductions, prepared by, obtained by, or transmitted to the Company in connection with this Service Contract is confidential, proprietary information owned by the City. Except as specifically provided in this Service Contract, the Company shall not disclose data generated in the performance of services under this Service Contract to any third person without the prior written consent of the City Manager, or his/her designee.

(B) Securing Information. Personal identifying information, financial account information, or restricted City information, whether electronic format or hard copy, must be secured and protected at all times to avoid unauthorized access. At a minimum, the Company must encrypt and/or password protect electronic files. This includes data saved to laptop computers, computerized devices or removable storage devices. When personal identifying information, financial account information, or restricted City information, regardless of its format, is no longer necessary, the information must be redacted or destroyed through appropriate and secure methods that ensure the information cannot be viewed, accessed, or reconstructed.

(C) Compromise of Confidentiality. In the event that data collected or obtained by the Company in connection with this Service Contract is believed to have been compromised, the Company shall notify the City Privacy Officer immediately. The Company agrees to reimburse the City for any costs incurred by the City to investigate potential breaches of this data and, where applicable, the cost of notifying individuals who may be impacted by the breach. The Company agrees that the requirements of this Section shall be incorporated into all Subcontracts. It is further agreed that a violation of this Section shall be deemed to cause irreparable harm that justifies injunctive relief in court. A violation of this Section may result in immediate termination of this Service Contract without notice.

(D) Indemnification. The Company shall indemnify, defend, save and hold harmless the City Indemnitees against any Claims for any loss caused, or alleged to be caused, in whole or in part, by the Company’s or any of its owners’, officers’, directors’, agents’ or employees’ failure to comply with the requirements of this Section regarding confidentiality and data security. This indemnity includes any Claim arising out of the failure of the Company to conform to any federal, state or local law, statute, ordinance, rule, regulation or court decree.

SECTION 10.8. SOLICITATION

(A) Covenant Against Contingent Fees. The Company warrants that no person or selling agent has been employed or retained to solicit or secure this Service Contract upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, excepting bona fide employers or bona fide established commercial or selling agencies maintained by the Company for the purpose of securing business. For breach or violation of this warranty, the City shall have the right to annul this Service Contract without liability or in its discretion to deduct from the contract price a consideration, or otherwise recover the full amount of such commission, brokerage or contingent fee.

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article X – Miscellaneous

(B) Gratuities. The City may, by written notice to the Company, cancel this Service Contract if it is found that gratuities, in the form of entertainment, gifts or otherwise, were offered or given by the Company or any agent or representative of the Company, to any officer or employee of the City making any determinations with respect to the performing of this Service Contract. In the event this Service Contract is canceled by the City pursuant to this provision, the City shall be entitled, in addition to any other rights and remedies, to recover or withhold from the Company the amount of the gratuity.

SECTION 10.9. COMPLIANCE WITH MATERIAL AGREEMENTS. The Company shall comply with its obligations under agreements of the Company which are material to the performance of its obligations under this Service Contract, including all Subcontracts.

SECTION 10.10. CO-OP USE OF CONTRACT. In addition to the City, this Service Contract may be extended for use by other municipalities, government agencies and governing bodies, including the Arizona Board of Regents, and political subdivisions of the State. Any such usage by other entities must be in accord with the ordinances, charter and/or rules and regulations of the respective entity and the approval of the Company.

SECTION 10.11. NOTICES.

(A) Procedure. All notices, reports, demands or written communications given pursuant to the terms of this Agreement shall be in writing and: (1) delivered in person; (2) transmitted by certified mail, return, receipt requested, postage prepaid or by overnight courier utilizing the services of a nationally-recognized overnight courier service with signed verification of delivery; or (3) given by facsimile transmission, if a signed original is deposited in the United States mail within two days after transmission. Notices shall be deemed given only when actually received at the address first given below with respect to each party. Either party may, by like notice, designate further or different addresses to which subsequent notices shall be sent.

(B) City Notice Address. Notices required to be given to the City shall be addressed as follows:

City of Phoenix

Water Services Department

Carlos Padilla, Assistant Director

200 West Washington Street

Service Contract for the Supply, Placement, Removal and Thermal Reactivation of Granular Activated Carbon	Article X – Miscellaneous

9th Floor

Phoenix, AZ 85003

with a copy to:

City of Phoenix

Office of City Attorney

Roza Ferdowsmakan, Assistant City Attorney

200 West Washington Street

13th Floor

Phoenix, AZ 85003

(C) Company Notice Address. Notices required to be given to the Company shall be addressed as follows:

Attn:

with a copy to:

Attn:

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Service Contract to be executed by their duly authorized representatives as of the day and year first above written.

CITY OF PHOENIX, ARIZONA		CALGON CARBON CORPORATION

By:	/s/ Neil Mann	By:	/s/ Robert P. O’Brien

Name:	/s/ Neil Mann	Name:	/s/ Robert P. O’Brien
	Printed		Printed

[Company Seal]

ATTEST:	ATTEST:

/s/ Richard D. Rose
City Clerk

Printed Name:	/s/ Richard D. Rose

APPROVED AS TO FORM:

City General Counsel

APPENDICES

TO THE

SERVICE CONTRACT

FOR THE

SUPPLY, PLACEMENT, REMOVAL AND THERMAL REACTIVATION

OF GRANULAR ACTIVATED CARBON

between

THE CITY OF PHOENIX, ARIZONA

and

CALGON CARBON CORPORATION

Dated as of

Page
APPENDIX 1	THERMAL GAC REACTIVATION FACILITY SITE AND DESIGN AND
CONSTRUCTION PLAN		A1-1

1.1	Construction Plan
APPENDIX 2	THERMAL GAC REACTIVATION FACILITY COMPLETION SCHEDULE	A2-1

2.1	Schedule
APPENDIX 3	PERFORMANCE STANDARDS	A3-1

3.1	FILTER PREPARATION	A3-1

3.2	THERMALLY REGENERATED GAC REPLACEMENT	A3-1

	3.2.1 Placing GAC	A3-1

	3.2.2 Properties of Thermally Reactivated Carbon.	A3-1

	3.2.3 GAC Media Washing	A3-2

3.3	REFERENCE STANDARDS	A3-2

3.4	VIRGIN GAC	A3-3

	3.4.1 Quality	A3-3

	3.4.2 Size	A3-4

APPENDIX 4	INFORMATION CONCERNING WATER TREATMENT FACILITIES	A4-1

4.1	WATER TREATMENT FACILITIES IDENTIFIED	A4-1

4.2	ESTIMATED THERMAL GAC REACTIVATION QUANTITIES	A4-1

APPENDIX 5	EMPLOYEE BACKGROUND SCREENING	A5-1

5.1	COMPANY AND SUBCONTRACTOR WORKER BACKGROUND SCREENING	A5-1

	5.1.1 Security Generally	A5-1

	5.1.2 Security Inquiries	A5-1

	5.1.3 Additional City Rights Regarding Security Inquiries	A5-1

	5.1.4 Terms Applicable to All of the Company’s Agreements and Subagreements	A5-1

5.2	Materiality of Security Inquiries Provisions	A5-1

5.3	Document/Information Release	A5-2

5.4	Confidentiality of Plans	A5-2

APPENDIX 6	WATER TREATMENT FACILITIES ACCESS CONTROLS	A6-1

6.1	EMPLOYEE ACCESS	A6-1

	6.1.1 Access Generally	A6-1

	6.1.2 Restricted Areas	A6-1

	6.1.3 Authorized Employee Access	A6-1

6.2	BADGE AND KEY ACCESS REQUIREMENTS	A6-1

	6.2.1 Badge Application Procedures	A6-1

	6.2.2 Stolen or Lost Badges or Keys	A6-1

	6.2.3 Return of Badges or Keys	A6-1

	6.2.4 Badge and Key Fees	A6-2

6.3	COMPANY’S DEFAULT; LIQUIDATED DAMAGES; RESERVATION OF REMEDIES FOR MATERIAL BREACH	A6-3

APPENDIX 7	APPROVED SUBCONTRACTORS	A6-4

7.1	Approved Subcontractors

APPENDIX 8	PRICE ADJUSTMENTS	A8-1

8.1	LOCAL SERVICE PRICE ADJUSTMENTS	A8-1

	8.1.1 Annual Adjustment to Local Service Price	A8-1

	8.1.2 Natural Gas Adjustment Factor	A8-1

A-i

	8.1.3 CPI Adjustment Factor	A8-2

8.2	ANNUAL ADJUSTMENT TO NON-LOCAL SERVICE PRICE	A8-2

8.3	ADDITIONAL VIRGIN GAC PRICE ADJUSTMENTS	A8-2

	8.3.1 Annual Adjustment to Additional Virgin GAC Price	A8-2

	8.3.2 Petroleum Index Adjustment Factor	A8-2

	8.3.3 Organic Chemical Index Adjustment Factor	A8-3

8.4	INDICES	A8-3

8.5	NON-LOCAL FUEL SURCHARGE	A8-3

APPENDIX 9	INSURANCE REQUIREMENTS	A9-1

9.1	INSURANCE REQUIREMENTS GENERALLY	A9-1

9.2	MINIMUM SCOPE AND LIMITS OF INSURANCE	A9-1

	9.2.1 Generally	A9-1

	9.2.2 Commercial General Liability – Occurrence Form	A9-1

	9.2.3 Worker's Compensation and Employers' Liability	A9 1

	9.2.4 Professional Liability (Errors and Omissions Liability)	A9-2

	9.2.5 Automobile Liability	A9 2

9.3	ADDITIONAL INSURANCE REQUIREMENTS	A9-2

9.4	NOTICE OF CANCELLATION	A9-2

9.5	ACCEPTABILITY OF INSURERS	A9-2

9.6	VERIFICATION OF COVERAGE	A9-2

9.7	SUBCONTRACTORS	A9-3

A-ii

APPENDIX 1

THERMAL GAC REACTIVATION FACILITY SITE AND DESIGN AND CONSTRUCTION PLAN

Construction Plan

Preliminary (basic 30%) design engineering for the NSF-compliant Maricopa potable activated carbon reactivation facility was completed by Calgon Carbon during a six month period in 2010. This design features technology based upon Calgon Carbon’s worldwide experience at multiple locations and will duplicate the process used at our Blue Lake, California plant which presently reactivates spent carbons from several Arizona municipalities. The design package includes material balances, flow sheets, process and instrumentation diagrams, equipment arrangements in 3-D AutoCAD, power & controls, and specifications for long lead-time equipment. Logistics for incoming spent carbon and outgoing reactivated carbon have been evaluated and integrated into the plant design. Utility requirements are defined to expedite connection to local utilities. NSF considerations are an integral aspect of the plant’s layout, as this facility shall be NSF-certified from the first day of commercial operation, consistent with standard Calgon Carbon operating procedures for all of its North American custom reactivation facilities.

Calgon Carbon plans center on a modular design utilizing standardized kiln designs. The Maricopa facility will be initially constructed with a configuration of kilns necessary to provide dedicated capacity to our local partners with a reasonable amount of available capacity to support short term growth and demand fluctuations. Later, as demand grows for GAC reactivation in Arizona and surrounding states, the facility will be expanded by installing additional modular kilns as needed. Any additional demand from new customers that cannot be supplied from the Maricopa facility during an expansion phase will be accommodated by diverting the additional demand to one or more of Calgon Carbon’s other NSF-certified potable reactivation facilities, to ensure that we do not compromise the committed capacity to our local partners using the Maricopa facility. The advantage of the combination of our modular approach and the availability of alternate company-owned assets allowed Calgon Carbon the unique ability to accommodate step change growth in demand with quick and effective “bolt-on” production capacity that ensures the requisite dedication of local capacity necessary to meet that demand with no disruption regardless of the level of timing or growth in market demand.

Environmental air permitting, identified as a critical path item for the project schedule, is nearly complete due to permit application and follow up submittals made in mid-2010. All plant inputs, process, control devices, and expected emissions have been reviewed by the Maricopa Air Quality Department with the understanding that the facility could be located anywhere in Maricopa County. A final submittal will be made specifying the site and the permit will be in place well before construction is scheduled to begin.

The Title V permit requires the most lead time. Other permits, including Storm Water and Construction Dust Control will be required to expedite the construction phase of the project. These permits have significantly shorter application processing times and, given that basic engineering has been completed, submission of the permit applications will occur when detail engineering begins.

A1-1

Detail engineering will be performed by a local, full service engineering firm with an office and experience in the Phoenix area. Design will include site grading, roadways, foundations, architectural, structural, process equipment, piping, utilities, electrical, and instrumentation.

Procurement of critical equipment, including kilns and air emission controls, will begin immediately using specifications developed during basic engineering and approved during air permitting.

Construction contracting will be directed by Calgon Carbon in consultation with a local engineering firm. The construction method will be design-bid-build, as it the norm for our construction projects.

Calgon Carbon’s commitment of resources to this project has put the construction of the GAC Reactivation Facility on the fast track, allowing for start-up of the plant to occur at the earliest possible date and to best coincide with the needs of the City of Phoenix and the surrounding communities.

People

The overall construction effort will be led by Calgon Carbon’s Louis Knapil, Director Americas Facilities Engineering. Mr. Knapil has over 35 years of experience at Calgon Carbon and has been responsible for major construction projects, new plants and capital improvements, since the 1980’s. Mr. Knapil and his team will use Calgon Carbon’s project systems to directly manage the design and construction of the GAC Reactivation plant.

A full-service engineering firm will provide the detail engineering as well as construction engineering. The firm will have over ten years experience in design and construction experience and is based in Phoenix. This firm will also lead remaining permitting efforts and aid in contractor evaluation, selection and management.

Procurement will be handled by Calgon Carbon’s Gregory Ringeling. Mr. Ringeling has had capital equipment purchasing responsibilities for over 10 years at Calgon. Construction contractors from the central Arizona region will be evaluated and selected based on experience, references, performance on similar projects, safety, and other considerations. Contractors will be directly responsible to Calgon Carbon.

The plant will be fully staffed and trained at existing Calgon locations during construction. The Plant Manager of the Blue Lake, CA plant will have operating responsibility to ensure effective knowledge transfer from the existing reactivation operation. The plant staff will participate in commissioning activities to allow a speedy and smooth transition from construction to full operation.

A1-2

APPENDIX 2

THERMAL GAC REACTIVATION FACILITY COMPLETION SCHEDULE

Task		Start	Finish
Design	30% Design		complete
Permitting	Air		complete
	Other		5/1/2012
Contract award			1/31/2012
Land purchase			3/31/2012
Design	60% Design	1/31/2012	2/31/2012
	90% Design	1/31/2012	3/31/2012
	100% Design	1/31/2012	6/1/2012
Procurement	Major Equipment	1/31/2012	11/1/2012
	Support Equipment	1/31/2012	11/1/2012
Construction		8/1/2013	4/30/2013
Commissioning		3/31/2013	4/30/2013
NSF Certification		5/1/2013	5/30/2013
Operational			6/1/2013

A2-1

APPENDIX 3

PERFORMANCE STANDARDS

APPENDIX 3

PERFORMANCE STANDARDS

3.1	FILTER PREPARATION

The Company shall thoroughly clean each filter before any GAC is placed and shall keep each filter clean throughout placement operations. The Company shall thoroughly clean and sweep the filter walls and underdrains and shall verify that all openings of the underdrain porous plates are open and free of obstructions. The Company shall keep GAC unloading area external to each filter clean throughout the placement operations.

3.2	THERMALLY REGENERATED GAC REPLACEMENT

3.2.1	Placing GAC.

Placing of GAC shall conform to AWWA B604-05 and AWWA B100-09, as applicable.

The procedure for placement of the thermally regenerated GAC media shall be reviewed and approved by the City prior to media placement in the basins.

Special care shall be taken in transporting and placing the GAC to prevent it from being contaminated and to prevent damage to the GAC.

The Company shall mark the top level of the GAC before removing the spent GAC from the filters. During delivery, the Company shall ensure that the delivered GAC is filled up to the marked top level in the filter. To ensure proper comparison the filter bed shall be backwashed and drained prior to marking the media depth. Makeup Virgin GAC shall be provided by the Company to compensate for any loss of GAC that might have occurred during transportation, handling, and thermal reactivation of the spent GAC.

Basins shall be filled to a water depth 12-15 inches above the top surface of the underdrain.

GAC media shall be placed in 12-inch increments and made level over the entire bed area.

The basin may be flooded with water to use as a leveling gauge for each layer of material.

3.2.2	Properties of Thermally Reactivated Carbon.

The thermally reactivated carbon shall have the following properties prior to placement in the plants filters:

1.	Iodine Number – Target value of greater than or equal to 90% of the existing virgin carbon Iodine Number, with a minimum value of 800. It is assumed that some fraction of the thermally reactivated material will be comprised of virgin make-up carbon.

2.	Abrasive Number (Stirring Abrasion Test or Ro-Tap Abrasion Test as described in AWWA Standard for Granular Activated Carbon ANSI/AWWA B604-05). – Target

A3-1

value greater than or equal to 95% of the Abrasive Number prior to the thermal regeneration process, with a minimum value of 70. It is assumed that some fraction of the thermally reactivated material will be comprised of virgin make-up carbon.

3.	Apparent Density (AD) of thermally reactivated material only – Target value of 0.54g/cc to 0.60g/cc. The Apparent Density shall be similar to that of the virgin material. It is assumed that Virgin GAC will be added after this value has been met.

4.	The GAC shall conform to the National Sanitation Foundation Standard 61.

3.2.3	GAC Media Washing.

City staff shall operate all basin backwash controls when washing the new GAC media placed in the basin.

The Company is responsible for coordinating the scheduling of GAC media washing through the City. The City shall govern scheduling the use of the backwash system. The Company is responsible for this coordination to avoid delays to his schedule.

The Company shall coordinate initial backwash of GAC media with the City to confirm that GAC fines have been sufficiently washed.

Service water required for placement of the GAC shall be supplied by the City.

Workers shall not stand or walk directly on media. Workers shall walk on plywood mats that will sustain their weight without displacing the media. All materials in contact with the GAC media, including plywood, boots, and implements, shall be disinfected by spraying high concentration of chlorine solution.

After placing, the GAC shall be soaked overnight prior to backwashing.

3.3	REFERENCE STANDARDS

The GAC Services shall comply with applicable provisions and recommendations of the following, except as otherwise shown or specified:

1.	ASTM D 2854 Standard Test Method for Apparent Density of Activated Carbon.

2.	ASTM D 2862 Standard Test Method for Particle Size Distribution of Granular Activated Carbon.

3.	ASTM D 2866 Standard test Method for Total Ash Content of Activated Carbon.

4.	ASTM D 2867 Standard Test Method for Moisture in Activated Carbon.

5.	ASTM D 3802 Standard Test Method for Ball-Pan Hardness of Activated Carbon.

6.	ASTM D 3838 Standard Test Method for pH of Activated Carbon.

7.	ASTM D 4607, Test Method for Determination of Iodine Number of Activated Carbon.

A3-2

8.	ASTM E 11 Specification for Wire Cloth and Sieves for Testing Purposes.

9.	AWWA B100-09 Filtering Material, including any addenda.

10.	AWWA B604-05 Granular Activated Carbon, including any addenda.

11.	Food Chemical Codex: Third Edition.

12.	NSF International Standard 61—Drinking Water System Components—Health Effects.

3.4	VIRGIN GAC

3.4.1	Quality.

1.	The GAC shall conform to AWWA B604-05 in addition to the modifications listed herein. GAC shall also conform to Food Chemical Codex when tested under the conditions outlined in the Food Chemical Codex, Third Edition.

2.	Controlled activation shall produce a material having a high internal surface area with optimum pore size for the effective adsorption of a broad range of high and low molecular weight organic material. Carbon shall have a minimum iodine number of 900 milligrams/gram.

3.	Carbon shall be based on bituminous coal only. Carbons based on wood, lignite, sub-bituminous, peat, or coconut shall not be permitted. GAC shall be virgin or unused GAC. GAC shall be manufactured from only select grades of bituminous coal combined with suitable binders as required to produce a highly active, durable granular material capable of withstanding the abrasion and dynamics associated with repeated backwashing, surface washing and hydraulic transport. Activation shall be carefully controlled to produce a material having a high internal surface area with optimum pore size for effective adsorption of a broad range of high and low molecular weight organic contaminants. The material shall be visually free of foreign materials.

4.	To assure a high initial hardness and durability of the material for future reprocessing, the carbon must be manufactured by reagglomerating powdered bituminous coal that is bound and briquetted, then crushed to final size and thermally processed via steam activation. The carbon must be irregularly shaped and granular (not pellet material that has been broken or crushed) to provide a filtration benefit in addition to adsorptive capacity.

5.	Carbon shall be composed of hard, durable grains with an abrasion resistance of no less than 75 by the RO-tap method.

6.	The maximum moisture content of the as-packed GAC shall be two percent.

7.	Carbon shall be thoroughly washed, screened, and free of clay, loam, dust, dirt, organic matter, and other foreign material prior to delivery to the site.

8.	Manufacturing process shall include re-agglomeration and SHALL NOT be manufactured using a direct-activation process by a supplier with a minimum of five years experience. Product shall have five years history in water treatment.

A3-3

9.	Extruded or pelletized carbon to include broken pellets shall not be accepted.

10.	Maximum Total Ash: Less than or equal to 10 percent by weight.

11.	Carbon shall be NSF/ANSI 61 certified for potable water applications. The GAC shall contain no substances in quantities capable of producing deleterious or injurious effects upon the health of those consuming the water treated using the GAC or cause the water so treated to fail to meet the requirements of county, state or federal drinking water regulations.

12.	Possess a unique product identifier.

13.	The molasses number shall be no less than 170.

3.4.2	Size. The contactor GAC shall meet the following requirements:

1.	Effective (10 percent) size (mm):

a.	8 x 20 mesh GAC: 1.0 – 1.2

b.	12 x 40 mesh GAC: 0.55 to 0.75

2.	Maximum Uniformity Coefficient:

a.	8 x 20 mesh GAC: 1.5 maximum

b.	12 x 40 mesh GAC: 1.9 maximum

3.	Larger than No. (8 or 12) – No more than 5%

4.	Smaller than No. (20 or 40) – No more than 4%

5.	Apparent Density: Minimum of 0.50 g/Ml

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APPENDIX 4

INFORMATION CONCERNING WATER TREATMENT FACILITIES

APPENDIX 4

INFORMATION CONCERNING WATER TREATMENT FACILITIES

4.1	WATER TREATMENT FACILITIES IDENTIFIED

The Water Treatment Facilities include the following:

1.	The Deer Valley WTP, which is located at 3030 W. Dunlap Ave., Phoenix, Arizona. The Deer Valley WTP will contain 18 GAC filter adsorbers. A total of approximately 4.1 million pounds of GAC is estimated to be in use at the Deer Valley WTP, 230,000 pounds per filter. It is anticipated that the first thermal regeneration of GAC for this facility will be required in January 2012.

2.	The Val Vista WTP, which is located at 3200 E. McDowell Rd., Mesa, Arizona. The Val Vista WTP treatment will contain 12 GAC post-filter contactors. A total of approximately 8.3 million pounds of GAC will be in use at the Val Vista WTP, 691,000 pounds in each filter. The Val Vista WTP will be operational in January 2012. It is anticipated that the first thermal regeneration of GAC for this facility will be required in January 2013.

3.	The Union Hills and 24th Street WTP’s GAC filters are anticipated to operate in biological mode with no associated thermal regeneration.

4.	The City is also installing two small pressure vessels at the West Anthem Booster Pump Station. Each of these vessels will contain approximately 20,000 pounds of GAC. It is estimated that each vessel will need to be thermally regenerated on a bi-annual basis. These units are currently under design and are scheduled to be installed in the fall of 2011.

5.	Other water distribution sites.

The City also owns the Lake Pleasant WTP; however, the Lake Pleasant WTP contains GAC post filter contactors and will continue to thermally regenerate its GAC onsite. Accordingly, the Lake Pleasant WTP is not included within the definition of Water Treatment Facilities under this Service Contract.

4.2	ESTIMATED THERMAL GAC REACTIVATION QUANTITIES

The estimated thermal GAC reactivation quantities associated with each Water Treatment Facility are set forth in the Table 4-1. The quantities in Table 4-1 are only presented as an estimate of the amount of carbon the City may need to thermally regenerate in any year. The Company acknowledges that these quantities do not represent a guarantee of the amount of the carbon the City will actually need to thermally regenerate in any year. The City shall have no liability to the Company associated with actual thermal regeneration needs not meeting the estimated needs set forth in Table 4-1.

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Table 4-1

Potential GAC Need Summary

	No. Filters	lbs GAC/Filter	Total lbs GAC	Filters Thermally Regenerated /Year	Total lbs Spent GAC /Year
Val Vista WTP	12	691,000	8,292,000	12	8,292,000
Deer Valley WTP	18	230,000	4,140,000	12	2,760,000
West Anthem	2	20,000	40,000	2	80,000
24 Street WTP	16	145,000	2,324,000	*	*
Union Hills WTP	36	72,000	2, 600,000	*	*
Other Water Distribution Sites	*	*	*	*	*

*	Quantities have not been determined as of the effective date of the Service Contract.

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APPENDIX 5

EMPLOYEE BACKGROUND SCREENING

APPENDIX 5

EMPLOYEE BACKGROUND SCREENING

5.1	COMPANY AND SUBCONTRACTOR WORKER BACKGROUND SCREENING

5.1.1	Security Generally. The parties acknowledge that security measures required in this Section 5.1 are necessary in order to preserve and protect the public health, safety and welfare. In addition to the specific measures set forth below, the Company shall take such other measures as it deems reasonable and necessary to further preserve and protect the public health, safety and welfare.

5.1.2	Security Inquiries. The Company acknowledges that all of the employees that it provides pursuant to the Service Contract shall, at the request of the City, be subject to background and security checks and screening (“Security Inquiries”). The City shall perform all such Security Inquiries, as it deems appropriate, for all employees considered for performing work (including supervision and oversight) under the Service Contract. The City may, at its sole, absolute and unfettered discretion, accept or reject any or all of the employees proposed by the Company for performing work under the Service Contract. Employees rejected by the City for performing GAC Services under the Service Contract may still be engaged by the Company for other work not involving the City. An employee rejected for work under the Service Contract shall not be proposed to perform work under other City agreements or engagements without the City’s prior written approval.

5.1.3	Additional City Rights Regarding Security Inquiries. In addition to the foregoing, the City reserves the right, but not the obligation to: (1) have an employee and/or prospective employee of the Company be required to provide fingerprints and execute such other documentation as may be necessary to obtain criminal justice information pursuant to Arizona Revised Statutes (A.R.S.) § 41-1750(G)(4); (2) act on newly acquired information whether or not such information should have been previously discovered; (3) unilaterally change its standards and criteria relative to the acceptability of the Company’s employees and/or prospective employees; and (4) object, at any time and for any reason, to an employee of the Company performing work (including supervision and oversight) under the Service Contract.

5.1.4	Terms Applicable to All of the Company’s Agreements and Subagreements. The Company shall include the terms of this Section 5.1 for employee background and security checks and screening in all agreements and subagreements for work performed under the Service Contract, including supervision and oversight.

5.2	MATERIALITY OF SECURITY INQUIRIES PROVISIONS

Notwithstanding any provisions to the contrary, the Security Inquiries provisions in Section 5.1 of this Appendix are material to the City’s entry into the Service Contract, and any breach thereof by the Company may, at the City’s option and sole and unfettered discretion, be considered to be a breach of contract of sufficient magnitude to terminate the Service Contract. Such termination shall subject the Company to liability for its breach of contract pursuant to Section 7.2 of the Service Contract. In the event of a breach, the default provision in Section 6.3 of Appendix 6 may also apply.

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5.3	DOCUMENT/INFORMATION RELEASE

Documents and materials released to the Company, which are identified by the City as sensitive and confidential, are the property of the City of Phoenix Water Services Department. The document/material must be issued by and returned to the Water Services Department upon completion of its intended release purposes. Secondary dissemination, disclosure, copying, or duplication in any manner is prohibited without the approval of the Water Services Department. The document/material must be kept secure at all times. This directive is applicable to all City of Phoenix Water Services Department documents, whether in photographic, printed, or electronic data format. This directive is authorized and required by City of Phoenix Code Article 1, Section 2-45.7.

5.4	CONFIDENTIALITY OF PLANS

Any plans the Company generates must include the following statement in the Title Block on every page: “Per City of Phoenix Ordinance G-4396, these plans are for Official use only and may not be shared with others except as required to fulfill the obligations of the Company’s contract with the City of Phoenix”. This document must be kept secure at all times.

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APPENDIX 6

WATER TREATMENT FACILITIES ACCESS CONTROLS

APPENDIX 6

WATER TREATMENT FACILITIES ACCESS CONTROLS

6.1	EMPLOYEE ACCESS

6.1.1	Access Generally. A Contract Worker is any third party performing work on behalf of the Company for purposes of Company’s fulfillment of its contractual obligations under this Agreement. A Contract Worker shall not be allowed to begin work in any City facility without: (1) the prior completion and City’s acceptance of the required Security Inquiries; and (2) when required, the Contract Worker’s receipt of a City issued badge. A badge will be issued to a Contract Worker solely for access to the City facilities to which the Contract Worker is assigned. Each Contract Worker who enters a City facility must use the badge issued to the Contract Worker.

6.1.2	Restricted Areas. Except as set forth in Section 5.1 of Appendix 5 (Employee Background Screening) and Section 6.2 of this Appendix, the Company’s employees are forbidden access to designated restricted areas. Beyond meeting rooms and other areas open to the public, access to particular operational premises shall be as directed by the City’s authorized representative.

6.1.3	Authorized Employee Access. Only authorized the Company’s employees are allowed on the premises of the City’s buildings. The Company’s employees are not to be accompanied in the work area by acquaintances, family members, assistants or any other person unless said person is an authorized the Company’s employee.

6.2	BADGE AND KEY ACCESS REQUIREMENTS

6.2.1	Badge Application Procedures. Each Contract Worker providing GAC Services under the Service Contract shall submit to the City of Phoenix, Water Services Department Contract Specialist II, Kimberly Dickerson two (2) forms of identification for the completion of the Security Inquiries and badge application. One form of identification must be a government issued credential with an accompanying photograph. The second form of identification must be a valid passport; military issued identification card; immigration and naturalized services identification card; social security card; or an original birth certificate. Upon completion of the Security Inquiries and clearance by the City, the Contract Worker will be issued a badge by the Water Services Department. The City will not process the badge application until the required Security Inquiries have been completed and approved as determined by the City. The Contract Worker shall comply with all requirements and furnish all requested information within five (5) business days from request or the subject Contract Worker’s badge application shall be rejected.

6.2.2	Stolen or Lost Badges or Keys. The Company shall report lost or stolen badges or keys to its local police department and must obtain a police department report (PDR) prior to re-issuance of any lost or stolen badge or key. A new badge application or key issue form shall be completed and submitted along with payment of the applicable fees listed in subsection 6.2.4 of this Appendix prior to issuance of a new badge or key.

6.2.3

Return of Badges or Keys. All badges and keys are the property of the City and must be returned to the City at the badging office within one (1) business day of when the Contract Worker’s access to a City facility is no longer required to furnish the GAC Services under the Service Contract. The Company shall collect a Contract Worker’s

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badge and key(s) upon the termination of the Contract Worker’s employment; when the Contract Worker’s services are no longer required at the particular City facility; or upon termination, cancellation or expiration of the Service Contract.

6.2.4	Badge and Key Fees. The following constitute the badge and key fees under the Service Contract. The City reserves the right to amend these fees upon thirty (30) days prior written notice to the Company.

Replacement Badge Fee:	$55.00	per badge
Lost / Stolen Badge Fee:	$55.00	per badge
Replacement Key Fee:	$55.00	per key
Lost / Stolen Key Fee:	$55.00	per key
Replacement Locks:	$55.00	per key

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6.3	COMPANY’S DEFAULT; LIQUIDATED DAMAGES; RESERVATION OF REMEDIES FOR MATERIAL BREACH

The Company’s default under this Appendix shall include, but is not limited to the following: (1) Contract Worker gains access to a City facility without the proper badge or key; (2) Contract Worker uses a badge or key of another Contract Worker to gain access to a City facility; (3) Contract Worker commences GAC Services under the Service Contract without the proper badge, key or Security Inquiries; (4) Contract Worker or the Company submits false information or negligently submits wrong information to the City to obtain a badge or key or to complete the Security Inquiries; or (5) the Company fails to collect and timely return Contract Worker’s badge or key upon termination of Contract Worker’s employment, reassignment of Contract Worker to another City facility or upon the expiration, cancellation or termination of the Service Contract. The Company acknowledges and agrees that the access control, badge and key requirements in this Appendix are necessary to preserve and protect public health, safety and welfare. Accordingly, the Company agrees to properly cure any default under this Appendix within three (3) business days from the date notice of default is sent by the City. The parties agree that the Company’s failure to properly cure any default under this Appendix shall constitute a breach of this Appendix. In addition to any other remedy available to the City at law or in equity, the Company shall be liable for and shall pay to the City the sum of one thousand dollars ($1,000.00) for each breach by the Company of this Appendix. The parties further agree that the sum fixed above is reasonable and approximates the actual or anticipated loss to the City at the time and making of the Service Contract in the event that the Company breaches this Appendix. Further, the parties expressly acknowledge and agree to the fixed sum set forth above because of the difficulty of proving the City’s actual damages in the event that the Company breaches this Appendix. The parties further agree that three (3) breaches by the Company of this Appendix arising out of any default within a consecutive period of three (3) months or three (3) breaches by the Company of this Appendix arising out of the same default within a period of twelve (12) consecutive months shall constitute a material breach of the Service Contract by the Company, and the City expressly reserves all of its rights, remedies and interests under the Service Contract, at law and in equity, including, but not limited to, termination of the Service Contract, in accordance with Section 7.2 of the Service Contract.

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APPENDIX 7

APPROVED SUBCONTRACTORS

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APPENDIX 7

APPROVED SUBCONTRACTORS

Dart Trucking Company Inc.

11017 Market Street

North Lima Ohio 44452

Contacts: Jim Pazzanita, Fleet Manager—330-549-4121, Mike Williams, Logistics Manager—330-549-4123

Landstar Global Logistics/MAX Terminal

1380 Highway 287 N

Suite 102

Mansfield, TX 76063

Contacts: Robby L. Stewart, Project Manager Calgon Carbon—817-225-0600, Christie Bomar, Operations Manager—817-225-0600

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APPENDIX 8

PRICE ADJUSTMENTS

APPENDIX 8

PRICE ADJUSTMENTS

8.1	LOCAL SERVICE PRICE ADJUSTMENTS

8.1.1	Annual Adjustment to Local Service Price. The Local Service Price shall be adjusted on July 1 of each Contract Year following the Contract Date by multiplying the Local Service Price applicable in the prior Contract Year by the adjustment factors applicable for the upcoming Contract Year, as determined in accordance with this subsection. That is:

LSPn	=	LSP(n-1) x [(0.7 x NGAFn) + (0.3 x CPIAFn)]

Where,

LSPn	=	Local Service Price for Contract Year “n”

NGAFn	=	Natural Gas Adjustment Factor applicable for Contract Year “n”

CPIAFn	=	CPI Adjustment Factor applicable for Contract Year “n”

The “Natural Gas Adjustment Factor” and the “CPI Adjustment Factor” are as set forth in subsections 8.1.2 and 8.1.3 of this Appendix, respectively.

8.1.2	Natural Gas Adjustment Factor. The Natural Gas Adjustment Factor shall be determined as follows:

NGAFn	=	NGPn ÷ NGP n-1

Where,

NGAFn	=	The Natural Gas Adjustment Factor for Contract Year “n”

NGPn	=	Natural gas price based upon the Platt’s Gas Market Report inside FERC First of the Month Index El Paso Natural Gas Permian Basins Index for Contract Year

NGPn-1	=	The natural gas price one year prior based upon the Platt’s Gas Market Report inside FERC First of the Month Index El Paso Natural Gas Permian Basins Index

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8.1.3	CPI Adjustment Factor. The CPI Adjustment Factor shall be determined as follows:

CPIAFn	=	CPIn-1 ÷ CPI n-2

Where,

CPIAFn	=	The CPI Adjustment Factor for Contract Year “n”

CPIn-1	=	The average of the 12-month CPI values occurring in the Contract Year preceding the Contract Year with respect to which a calculation is to be made thereunder, based upon the U.S. Department of Labor CPI for Urban Wage Earners and Clerical Work, specific to the West (CWUR040SA0)

CPIn-2	=	The average of the 12-month CPI values occurring in the Contract Year two years preceding the Contract Year with respect to which a calculation is to be made thereunder, based upon the U.S. Department of Labor CPI for Urban Wage Earners and Clerical Work, specific to the West (CWUR040SA0)

8.2	ANNUAL ADJUSTMENT TO NON-LOCAL SERVICE PRICE

The Non-Local Service Price shall be adjusted on July 1 of each Contract Year following the Contract Date in the same manner as the Local Service Price under Section 8.1 of this Appendix.

8.3	ADDITIONAL VIRGIN GAC PRICE ADJUSTMENTS

8.3.1	Annual Adjustment to Additional Virgin GAC Price. The Additional Virgin GAC Price shall be adjusted on July 1 of each Contract Year following the Contract Date by multiplying the Additional Virgin GAC Price applicable in the prior Contract Year by the adjustment factors applicable for the upcoming Contract Year, as determined in accordance with this subsection. That is:

AVGACPn	=	AVGACP(n-1) x [(0.5 x PIAFn) + (0.5 x OCIAFn)]

Where

AVGACPn	=	Local Service Price for Contract Year “n”

PIAFn	=	Petroleum Index Adjustment Factor applicable for Contract Year “n”

OCIAFn	=	Organic Chemical Index Adjustment Factor applicable for Contract Year “n”

The “Petroleum Index Adjustment Factor” and the “Organic Chemical Index Adjustment Factor” are as set forth in subsections 8.3.2 and 8.3.3 of this Appendix, respectively.

8.3.2	Petroleum Index Adjustment Factor. The Petroleum Index Adjustment Factor shall be determined as follows:

PIAFn	=	PIPn ÷ PIP n-1

Where,

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PIAFn	=	The Petroleum Index Adjustment Factor for Contract Year “n”

PIPn-1	=	The average of the 12-month PIAF values occurring in the Contract Year preceding the Contract Year with respect to which a calculation is to be made thereunder, based upon the Producer Price Index for Other Petroleum & Coal Products Manufacturing (CCWUR0400SA0)

PIPn-2	=	The average of the 12-month PIAF values occurring in the Contract Year two years preceding the Contract Year with respect to which a calculation is to be made thereunder, based upon the Producer Price Index for Other Petroleum & Coal Products Manufacturing (CCWUR0400SA0)

8.3.3	Organic Chemical Index Adjustment Factor. The Organic Chemical Index Adjustment Factor shall be determined as follows:

OCIAFn	=	OCIn-1 ÷ OCI n-2

Where,

OCIAFn	=	The OCI Adjustment Factor for Contract Year “n”

OCIn-1	=	The average of the 12-month OCIAF values occurring in the Contract Year preceding the Contract Year with respect to which a calculation is to be made thereunder, based upon the Producer Price Index for Basic Organic Chemicals (WPU0614)

OCIn-2	=	The average of the 12-month OCIAF values occurring in the Contract Year two years preceding the Contract Year with respect to which a calculation is to be made thereunder, based upon the Producer Price Index for Basic Organic Chemicals (WPU0614)

8.4	INDICES

If the final value of any component of the formula for any Adjustment Factor in Sections 8.1 through 8.3 of this Appendix is not available for the applicable period when required hereunder, the amount of the adjustment to be made shall be estimated by using the preliminary value of the index for the applicable period or the final value of the index for the latest available period. All calculations and payments based on such estimate shall be adjusted as soon as reasonably practicable after the final value of the index for the applicable period is published. The Company shall set forth the calculation of the estimated values of the index in its invoices until the final values are published. The Company shall set forth the calculation of the final values of the index and the resulting calculation of the adjustment, if any, to payments made based on the estimated values during the Contract Year in an invoice as soon as practicable after the final value is published. If the index is no longer published at the time that an adjustment is to be calculated, or if the base or method of calculation used for the index is substantially altered, the calculation shall be made using a comparable similar index or method mutually agreed upon by the Company and the City.

8.5	NON-LOCAL FUEL SURCHARGE

The Non-Local Fuel Surcharge shall consist of a $200 charge per order from all Water Treatment plus a mileage charge based on the difference between the base of $4.00/gallon and the fuel index at time of actual delivery in accordance with Table 8-1 in this Appendix. The mileage and surcharge amount will be established at time of delivery by the Company.

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Each Monday at 5:00pm Eastern Standard Time, the Company will determine the Average Diesel Price. The Non-Local Fuel Surcharge will become effective on Tuesday of that week (except if Monday is a National Holiday, then it will be Wednesday) and will be effective for the following seven (7) day period.

In computing charges, fractions of less than one-half cent will be dropped and fractions of one-half cent or more will be increased to the next whole cent.

If the Average Diesel Price is greater than $5.50 per gallon, the Non-Local Fuel Surcharge will increase one (1) cent for every five (5) cent increase of the Average Diesel Price. If the Average Diesel Price is less than $4.00 per gallon, the Company will not charge a Non-Local Fuel Surcharge.

TABLE 8-1

When the Fuel Index Is:			When the Fuel Index Is:			When the Fuel Index Is:
At Least	But Less Than	Fuel Surcharge	At Least	But Less Than	Fuel Surcharge	At Least	But Less Than	Fuel Surcharge
$4.00	$4.05	1 Cent per Mile	$4.50	$4.55	11 Cents per Mile	$5.00	$5.05	21 Cents per Mile
$4.05	$4.10	2 Cents per Mile	$4.55	$4.60	12 Cents per Mile	$5.05	$5.10	22 Cents per Mile
$4.10	$4.15	3 Cents per Mile	$4.60	$4.65	13 Cents per Mile	$5.10	$5.15	23 Cents per Mile
$4.15	$4.20	4 Cents per Mile	$4.65	$4.70	14 Cents per Mile	$5.15	$5.20	24 Cents per Mile
$4.20	$4.25	5 Cents per Mile	$4.70	$4.75	15 Cents per Mile	$5.20	$5.25	25 Cents per Mile
$4.25	$4.30	6 Cents per Mile	$4.75	$4.80	16 Cents per Mile	$5.25	$5.30	26 Cents per Mile
$4.30	$4.35	7 Cents per Mile	$4.80	$4.85	17 Cents per Mile	$5.30	$5.35	27 Cents per Mile
$4.35	$4.40	8 Cents per Mile	$4.85	$4.90	18 Cents per Mile	$5.35	$5.40	28 Cents per Mile
$4.40	$4.45	9 Cents per Mile	$4.90	$4.95	19 Cents per Mile	$5.40	$5.45	29 Cents per Mile
$4.45	$4.50	10 Cents per Mile	$4.95	$5.00	20 Cents per Mile	$5.45	$5.50	30 Cents per Mile

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APPENDIX 9

INSURANCE REQUIREMENTS

APPENDIX 9

INSURANCE REQUIREMENTS

9.1	INSURANCE REQUIREMENTS GENERALLY

The Company and Subcontractors shall procure and maintain until all of their obligations have been discharged, including any warranty periods under the Service Contract are satisfied, insurance against claims for injury to persons or damage to property which may arise from or in connection with the performance of the work by the Company, its agents, representatives, employees or Subcontractors. The insurance requirements herein are minimum requirements for the Service Contract and in no way limit the indemnity covenants contained in the Service Contract. The City in no way warrants that the minimum limits contained herein are sufficient to protect the Company from liabilities that might arise out of the performance of the work under the Service Contract by the Company, his agents, representatives, employees or Subcontractors, and the Company is free to purchase additional insurance as may be determined necessary.

9.2	MINIMUM SCOPE AND LIMITS OF INSURANCE

9.2.1	Generally. The Company shall provide coverage with limits of liability not less than those stated below. An excess liability policy or umbrella liability policy may be used to meet the minimum liability requirements provided that the coverage is written on a “following form” basis.

9.2.2	Commercial General Liability – Occurrence Form. Policy shall include bodily injury, property damage and broad form contractual liability coverage.

General Aggregate	$2,000,000
Products – Completed Operations Aggregate	$1,000,000
Personal and Advertising Injury	$1,000,000
Each Occurrence	$1,000,000

Policy shall be endorsed to include the following additional insured language: “The City of Phoenix shall be named as an additional insured with respect to liability arising out of the activities performed by, or on behalf of, the Company”.

9.2.3	Worker’s Compensation and Employers’ Liability. The Company shall provide Workers’ Compensation Statutory Employers’ Liability

Each Accident	$100,000
Disease – Each Employee	$100,000
Disease – Policy Limit	$500,000

Policy shall contain a waiver of subrogation against the City.

This requirement shall not apply when the Company or Subcontractor is exempt under A.R.S. 23-901, AND when the Company or Subcontractor executes the appropriate sole proprietor waiver form.

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9.2.4	Professional Liability (Errors and Omissions Liability). The Company’s policy shall cover professional misconduct or lack of ordinary skill in performing the GAC Services under the Service Contract.

Each Claim	$2,000,000
Annual Aggregate	$2,000,000

The Company warrants that any retroactive date under the policy shall precede the effective date of the Service Contract; and that either continuous coverage will be maintained or an extended discovery period will be exercised for a period of two (2) years beginning at the time work under the Service Contract is completed.

9.2.5	Automobile Liability. Policy shall include bodily injury and property damage for any owned, hired, and non-owned vehicles used in the performance of this Service Contract.

Combined Single Limit (CSL)	$1,000,000

The policy shall be endorsed to include the following additional insured language: “The City of Phoenix shall be named as an additional insured with respect to liability arising out of the activities performed by, or on behalf of the Company, including automobiles owned, leased, hired or borrowed by the Company.”

9.3	ADDITIONAL INSURANCE REQUIREMENTS

The policies shall include, or be endorsed to include, the following provisions:

(1)	On insurance policies where the City is named as an additional insured, the City shall be an additional insured to the full limits of liability purchased by the Company even if those limits of liability are in excess of those required by the Service Contract.

(2)	the Company’s insurance coverage shall be primary insurance and non-contributory with respect to all other available sources.

9.4	NOTICE OF CANCELLATION

For each insurance policy required by the insurance provisions of the Service Contract, the Company must provide to the City, within two (2) business days of receipt, a notice if a policy is suspended, voided or cancelled for any reason. Such notice shall be mailed, emailed, hand delivered or sent by facsimile transmission to City of Phoenix, Water Services Department; ATTN: Kimberly Dickerson, Contracts Specialist II; 200 West Washington Street, 9th Floor, Management Services Division; Phoenix, Arizona 85003-1611.

9.5	ACCEPTABILITY OF INSURERS

Insurance is to be placed with insurers duly licensed or authorized to do business in the State of Arizona and with an “A.M. Best” rating of not less than B+ VI. The City in no way warrants that the above-required minimum insurer rating is sufficient to protect the Company from potential insurer insolvency.

9.6	VERIFICATION OF COVERAGE

The Company shall furnish the City with certificates of insurance (ACORD form or equivalent approved by the City) as required by the Service Contract. The certificates

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for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf. All certificates and any required endorsements are to be received and approved by the City before work commences. Each insurance policy required by the Service Contract must be in effect at or prior to commencement of work under the Service Contract and remain in effect for the duration of the project. Failure to maintain the insurance policies as required by the Service Contract or to provide evidence of renewal is a material breach of the Service Contract. All certificates required by the Service Contract shall be sent directly to the City’s insurance certificate tracking service, or to the City of Phoenix Risk Management Division, 251 West Washington, 8th Floor, Phoenix, Arizona 85003, ATTN: Assistant Risk Management Administrator. The City project/contract number and project description shall be noted on the certificate of insurance. The City reserves the right to require complete, certified copies of all insurance policies required by the Service Contract at any time.

9.7	SUBCONTRACTORS

The Company’s certificate(s) shall include all Subcontractors as additional insured under its policies or the Company shall furnish to the City separate certificates and endorsements for each Subcontractor. All coverages for Subcontractors shall be subject to the minimum requirements identified in Section 9.2 of this Appendix.

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